QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EARTHLINK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 EARTHLINK, INC.
1375 Peachtree Street
Atlanta, Georgia 30309
(404) 815-0770

March 23, 2010

Dear Stockholders:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of EarthLink, Inc., which will be held at 4:00 p.m. (local time) on Tuesday, May 4, 2010, at our offices at 1375 Peachtree Street, Atlanta, Georgia.

        The principal business of the 2010 Annual Meeting of Stockholders will be (i) the election of three Class II directors nominated by the Board of Directors as set forth in the Proxy Statement; (ii) the ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010; and (iii) the vote on a stockholder proposal regarding a report on our Internet principles (assuming this proposal is properly presented at the 2010 Annual Meeting of Stockholders).

        As permitted by rules adopted by the Securities and Exchange Commission, we are making our Proxy Statement and 2009 Annual Report available to our stockholders electronically over the Internet. You may read, print and download our Proxy Statement and 2009 Annual Report at www.proxyvote.com. On or about March 23, 2010, we mailed our stockholders a notice containing instructions on how to access our Proxy Statement and 2009 Annual Report and vote online or by telephone. The notice also provides instruction on how you can request a paper copy of these documents if you desire.

        If you do not attend the 2010 Annual Meeting of Stockholders, you may vote your shares, by telephone or by Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. The proxy card materials provide you with details on how to vote by these three methods. Whether or not you plan to attend the 2010 Annual Meeting of Stockholders, we encourage you to vote in the method that suits you best so that your shares will be voted at the 2010 Annual Meeting of Stockholders. If you decide to attend the 2010 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

        Thank you, and we look forward to seeing you at the 2010 Annual Meeting of Stockholders or receiving your proxy vote.

Sincerely yours,

Rolla P. Huff Chairman of the Board, Chief Executive Officer and President

 EARTHLINK, INC.
1375 Peachtree Street
Atlanta, Georgia 30309
(404) 815-0770

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2010 Annual Meeting of Stockholders of EarthLink, Inc. will be held at 4:00 p.m. (local time), on Tuesday, May 4, 2010, at 1375 Peachtree Street, Atlanta, Georgia. The meeting is called for the following purposes:

  1.
  To elect three Class II directors nominated by the Board of Directors as set forth in the Proxy Statement for a three-year term;

  2.
  To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010;

  3.
  To vote on a stockholder proposal regarding a report on our Internet principles (if this proposal is properly presented at the meeting); and

  4.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 15, 2010 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Rolla P. Huff Chairman of the Board, Chief Executive Officer and President

Atlanta, Georgia
March 23, 2010

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE OR BY INTERNET SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU WISH, YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

 EARTHLINK, INC.
1375 Peachtree Street
Atlanta, Georgia 30309

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held May 4, 2010

        This Proxy Statement is furnished by and on behalf of the Board of Directors of EarthLink, Inc. in connection with the solicitation of proxies for use at the 2010 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, May 4, 2010, at our offices at 1375 Peachtree Street, Atlanta, Georgia, and at any adjournments or postponements thereof. This Proxy Statement and the proxy card are being made available to our stockholders of record on March 15, 2010, the record date. We are making these materials available to you on the Internet or, upon your request, are delivering printed versions of these materials to you by mail. On or about March 23, 2010, we mailed a notice to stockholders containing instructions on how to access the Proxy Statement and 2009 Annual Report and vote.

        THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES BY ANY OF THE THREE AVAILABLE METHODS—BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD.

YOUR VOTE IS IMPORTANT!

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

        Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the 2010 Annual Meeting of Stockholders or by proxy. There are three ways to vote by proxy:

  •
  By Telephone—You can vote by telephone by calling 1 (800) 690-6903 and following the instructions on the proxy card if you are located in the United States;

  •
  By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

  •
  By Mail—You can vote by mail by signing, dating and mailing the enclosed proxy card if you received your proxy materials by mail.

        Internet and telephone facilities for stockholders of record will be available 24 hours a day and close at 11:59 p.m. (Eastern time) on May 3, 2010.

        Unless contrary instructions are specified, if the proxy card is executed and returned (and not revoked) prior to the 2010 Annual Meeting of Stockholders, the shares of our common stock, $0.01 par value per share, or Common Stock, represented thereby will be voted (1) FOR the election of the three director nominees named in this Proxy Statement; (2) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010; and (3) AGAINST the stockholder proposal regarding a report on our Internet principles. The submission of a proxy will not affect a stockholder's right to attend and to vote in person at the 2010 Annual Meeting of Stockholders. A stockholder who submits a proxy may change or revoke it at any time before it is voted by filing with our Corporate Secretary either a written revocation or an executed proxy bearing a later date, by attending and voting in person at the 2010 Annual Meeting of Stockholders or granting a subsequent proxy through the Internet or by telephone.

        Only holders of record of Common Stock as of the close of business on March 15, 2010 will be entitled to vote at the 2010 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2010 Annual Meeting of Stockholders. As of the close of business on the record date, there were 107,877,530 shares of Common Stock issued and outstanding.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the 2010 Annual Meeting of Stockholders, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the 2010 Annual Meeting of Stockholders in order to vote.

        Only stockholders who own EarthLink Common Stock as of the close of business on March 15, 2010 will be entitled to attend the 2010 Annual Meeting of Stockholders. Proof of stock ownership as of this date and some form of government-issued photo identification (such as a valid drivers license or passport) will be required for admission to the 2010 Annual Meeting of Stockholders. If you hold your shares of Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a "legal proxy" from the record holder to attend the 2010 Annual Meeting of Stockholders.

Quorum Required

        According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, the stockholders who are present at the 2010 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Vote Required

        Under rules of self-regulatory organizations governing brokers, your bank, broker or other nominee may vote your shares in its discretion on "routine" matters. These rules also provide, however, that when a proposal is not a "routine" matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a "broker non-vote." Please note that this year, the rules that guide how brokers vote your stock have changed. Your bank, broker or other nominee may no longer vote your shares with respect to the election of the three nominees for director in the absence of your specific instructions as to how to vote with respect to the election of such nominees, because under such rules the election of directors is not considered a "routine" matter. In addition, under these rules, your bank, broker or other nominee cannot vote your shares with respect to the approval of the stockholder proposal without your voting instructions because this proposal is not considered "routine." The ratification of the appointment of Ernst & Young LLP is considered a routine matter.

        Under our certificate of incorporation, directors are elected by a plurality of the votes of the shares entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. A stockholder may withhold votes from any or all nominees by notation on the proxy card. Except to the extent that a stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. However, our Corporate Governance Guidelines contain a policy that requires any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who receives a greater number of votes "withheld" from his or her election than votes "for" such election to tender his or her resignation to the Board of Directors. The Board of Directors then would consider whether to accept this resignation in accordance with the procedures set forth in our Corporate Governance Guidelines. The policy is available for review at the following website, www.earthlink.net. The policy may be reviewed by clicking "About Us," then "Investor Relations," then "Corporate Governance" and then "Corporate Governance Guidelines."

        Ratifying the appointment of Ernst & Young LLP for the year ending December 31, 2010 requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2010 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

        Approval of the stockholder proposal regarding a report on our Internet principles (assuming this proposal is properly presented at the 2010 Annual Meeting of Stockholders) requires the affirmative vote of the majority of the votes cast on the proposal at the 2010 Annual Meeting of Stockholders. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

        With respect to any other matters that may come before the 2010 Annual Meeting of Stockholders, if proxies are returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in our best interests and the best interests of our stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors

        Our certificate of incorporation provides that we shall have at least two and not more than 17 directors, with the exact number to be fixed by resolution of the Board of Directors from time to time or by a majority vote of the stockholders entitled to vote on directors. The current size of the Board of Directors is fixed at seven, and we currently have seven directors. The Board of Directors held 12 meetings during the year ended December 31, 2009. During 2009, each incumbent member of the Board of Directors attended at least 75% of the aggregate number of (i) meetings of the Board of Directors and (ii) meetings held by all committees of the Board of Directors on which the director served at the time the director was a member of the Board of Directors or the committee.

        As established in our certificate of incorporation, the Board of Directors is divided into three classes, designated as Class I, Class II and Class III. The current seven-member Board of Directors consists of three Class I members, three Class II members and one Class III member. The term for each class is three years, which expires at the third succeeding Annual Meeting of Stockholders after the respective class election. The term for our Board of Directors' Class II directors expires at this year's 2010 Annual Meeting of Stockholders.

Nominees Standing for Election

        The Corporate Governance and Nominating Committee has recommended and the Board of Directors has nominated Susan D. Bowick, Terrell B. Jones and David A. Koretz for election as Class II directors to the Board of Directors at the 2010 Annual Meeting of Stockholders, each to serve until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board of Directors has determined that Ms. Bowick and Messrs. Jones and Koretz are "independent" as discussed below under "Corporate Governance Matters—Director Independence." If a nominee is unavailable to serve as a director, proxies may be voted for another nominee proposed by the Corporate Governance and Nominating Committee and the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the 2010 Annual Meeting of Stockholders.

        Set forth below is certain biographical information furnished to us by the directors standing for election at the 2010 Annual Meeting of Stockholders:

Susan D. Bowick—Class II Director

Age: 61

        Ms. Bowick has served on our Board of Directors since May 2008. Ms. Bowick is a member of the Board of Directors of Comverse Technology, Inc. where she serves as the chairperson of the Compensation Committee. Ms. Bowick has served as a consultant to several global technology companies, including IBM, SAP, Nokia and Nokia Siemens Networks. From 1977 to 2004, Ms. Bowick served in various executive positions with Hewlett-Packard Company, most recently as Executive Vice President, Human Resources and Workforce Development.

        Ms. Bowick's previous senior leadership positions at Hewlett-Packard have given her experience and global expertise which are valuable to our Board of Directors. Her service there and on the Comverse Technology, Inc. board of directors has given her unique experience with executive compensation and human resources issues, which are important to her position as chairperson of the Leadership and Compensation Committee. In addition, given our current evaluation of strategic alternatives, her business development experience at Hewlett-Packard is of importance to our Board of Directors.

Terrell B. Jones—Class II Director

Age: 61

        Mr. Jones has served on our Board of Directors since October 2003. Mr. Jones is a self-employed consultant. Mr. Jones served as President and Chief Executive Officer of Travelocity.com Inc., a provider of online travel reservation capabilities, from January 1998 through May 2002. Mr. Jones served as a director of Travelocity.com Inc. from March 2000 through May 2002. Prior to that time, Mr. Jones served in various executive officer positions with Sabre Inc. and Sabre Holdings Corporation, including Chief Information Officer. Mr. Jones is managing partner of Essential Ideas, a consulting firm, and also serves as a special venture partner of General Catalyst Partners, a venture capital firm. Mr. Jones is Chairman of Kayak Software Corporation and a member of the Board of Directors of Rearden Commerce, Inc. and Smart Destinations, Inc. Mr. Jones also served as a member of the Board of Directors of LaQuinta Corporation within the previous five years.

        A career of working with technology companies such as Travelocity.com has given Mr. Jones extensive knowledge of the Internet industry and brand marketing, as well as other operational expertise, that is essential to our Board of Directors in understanding and evaluating our business. He also brings to our Board of Directors experience gained from holding senior leadership and board positions at public companies. Mr. Jones' experience as a Chief Information Officer makes him a valuable resource for our Audit Committee. In addition, Mr. Jones' positions in consulting have given him an extensive understanding of different strategic alternatives available to technology companies.

David A. Koretz—Class II Director

Age: 30

        Mr. Koretz has served on our Board of Directors since May 2008. Mr. Koretz is the President and Chief Executive Officer of BlueTie Inc., a provider of web-based applications and monetization platforms for businesses, software developers and service providers worldwide. Since April 2009, Mr. Koretz also has served as Chief Executive Officer and President of Mykonos Software, Inc. and Adventive, Inc. Both Mykonos Software and Adventive are wholly-owned subsidiaries of BlueTie. Mr. Koretz serves as a member of the Board of Directors of several privately-held companies. Mr. Koretz is a member of the Dean's Council at the Golisano School of Computing at Rochester Institute of Technology.

        Mr. Koretz has gained valuable knowledge of the Internet and technology industry as a result of his work with BlueTie Inc., which is essential to our Board of Directors in monitoring and evaluating our business. In addition, his work with privately-held companies has given him an understanding of private equity and smaller businesses, providing an entrepreneurial perspective that is important to our Board of Directors.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Directors Not Standing for Election

        Below is certain biographical information furnished to us by each of the directors not subject to a vote at the 2010 Annual Meeting of Stockholders.

Marce Fuller—Class I Director

Age: 49

        Ms. Fuller has served on our Board of Directors since October 2001. She was the President and Chief Executive Officer of Mirant Corporation, or Mirant, a U.S. marketer of power and natural gas, from July 1999 through September 2005, and served as a member of Mirant's Board of Directors until January 2006. From September 1997 to July 1999, Ms. Fuller served as President and Chief Executive Officer of the Mirant Americas Energy Marketing division of Mirant. From May 1996 to September 1997, Ms. Fuller was Senior Vice President of Mirant's North American operations and business development, and from February 1994 to May 1996, she was Mirant's Vice President for domestic business development. Mirant filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in July 2003 and emerged from bankruptcy protection in January 2006. Ms. Fuller serves on the Board of Directors of Curtiss-Wright Corporation, Benevolink and the Leadership Board of the College of Engineering, University of Alabama.

        Ms. Fuller has gained unique governance expertise as a result of her work with us and her prior Chief Executive Officer position and her other independent director assignments, which is necessary for her roles as chairperson of the Corporate Governance and Nominating Committee and as Lead Director. In addition, she brings to the Board of Directors corporate development experience and knowledge gained from her senior leadership and board positions at Mirant and other public companies. Given her experience at Mirant and as a director of Curtiss-Wright Corporation, she also offers the Board of Directors an understanding of a global business.

Rolla P. Huff—Class III Director

Age: 53

        Mr. Huff is our Chief Executive Officer and President and a member of our Board of Directors and has served in those positions since June 2007. He was elected Chairman of the Board in January 2008. Mr. Huff was appointed as the Chief Executive Officer of Mpower Holding Corporation in November 1999 and as the Chairman of the Board of Mpower in July 2001 and served in both capacities until its merger with a subsidiary of U.S. TelePacific Holdings Corp. in August 2006. Mpower filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in April 2002 and emerged from bankruptcy protection in July 2002. From March 1999 until its acquisition in September 1999, Mr. Huff served as President and Chief Operating Officer of Frontier Corporation and served as Executive Vice President and Chief Financial Officer of that corporation from May 1998 to March 1999. From July 1997 to May 1998, Mr. Huff was President of AT&T Wireless for the Central U.S. region and Mr. Huff served as Senior Vice President and Chief Financial Officer of that company from 1995 to 1997. From 1994 to 1995, Mr. Huff was Financial Vice President of Mergers and Acquisitions for AT&T.

        Mr. Huff's knowledge of EarthLink and our operations is valuable to the Board of Directors in evaluating and directing our future. In addition, Mr. Huff's experience in senior leadership and board positions of other public telecommunications companies has positioned him to bring executive, corporate development, operational and financial experience and industry knowledge to his position as Chairman of the Board.

Thomas E. Wheeler—Class I Director

Age: 63

        Mr. Wheeler has served on our Board of Directors since July 2003. Mr. Wheeler is a managing director of Core Capital Partners, a venture capital fund, and President and Chief Executive Officer of Shiloh Group, LLC, a strategy development and private investment company specializing in telecommunications services. From 1992 through October 2003, Mr. Wheeler served as the President and Chief Executive Officer of the Cellular Telecommunications & Internet Association. Mr. Wheeler serves on the Board of Directors of TNS, Inc., a provider of data communications and transaction payment services.

        Mr. Wheeler's extensive public policy experience, especially with telecommunications companies and issues, is essential for the Board of Directors of a company such as ours that regularly faces telecommunications regulatory issues. That same experience has also given Mr. Wheeler an understanding of the cable and the Internet Service Provider, or ISP, industries. In addition, his involvement with Internet protocol-based companies as a venture capitalist keeps him current with technology industry developments that are important to an Internet protocol-based company such as ours.

M. Wayne Wisehart—Class I Director

Age: 64

        Mr. Wisehart is a self-employed consultant. He has served on our Board of Directors since July 2008. Mr. Wisehart is a member of the Board of Directors of Marchex, Inc. where he serves as the chairman of the Audit Committee. Mr. Wisehart served as Chief Financial Officer of aQuantive, Inc., a digital marketing services company, from March 2006 until September 2007. aQuantive was acquired by Microsoft in August 2007. Prior to this position, Mr. Wisehart served as Executive Vice President and Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, from January 2003 until September 2005. Western Wireless was acquired by Alltel in August 2005. Prior to that time, Mr. Wisehart served as Chief Financial Officer of iNNERHOST, Inc., a web hosting services company, from October 2000 through February 2002, and as President and Chief Executive Officer for Teledirect International, Inc., a marketing automation software company, from February 1999 through October 2000.

        Mr. Wisehart's experience as a Chief Financial Officer and on public company audit committees has given him financial expertise to serve as our Audit Committee financial expert and chairman of the Audit Committee. His experience with the financial and corporate development matters of telecommunications and technology companies is especially valuable. He also has gained experience in risk management from his work as a public company executive officer and audit committee member, which is essential to the Audit Committee and the Board of Directors.

Committees of the Board of Directors

        We have the following standing committees of our Board of Directors: Leadership and Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee. Each committee has a charter which is available for review at the following website, www.earthlink.net. The charters may be found by clicking "About Us," then "Investor Relations" and then "Corporate Governance."

  Leadership and Compensation Committee

        The Leadership and Compensation Committee presently consists of Ms. Bowick (Chairperson), Ms. Fuller, Mr. Wheeler and Mr. Wisehart. The Leadership and Compensation Committee met five times during the year ended December 31, 2009. The Leadership and Compensation Committee establishes and approves cash and long-term incentive compensation for our executive officers and directors. The Leadership and Compensation Committee also administers our equity-based compensation plans. The Board of Directors has determined that the members of our Leadership and Compensation Committee are independent as defined in Rule 5605(a)(2) of the National Association of Securities Dealers, Inc., or NASD, Listing Standards for Nasdaq-listed companies.

        The Leadership and Compensation Committee retains an outside independent compensation consultant to provide information and advice concerning compensation. During 2009, the Leadership and Compensation Committee engaged the outside independent consulting firm of Frederic W. Cook & Co., Inc. as part of its review of compensation. The nature and scope of Frederick W. Cook & Co.'s assignment is described on page 20 of this Proxy Statement.

  Audit Committee

        The Audit Committee presently consists of Mr. Wisehart (Chairperson), Ms. Fuller, Mr. Jones and Mr. Koretz. The Audit Committee met nine times during the year ended December 31, 2009. The Audit Committee is responsible for selecting our independent registered public accounting firm, reviewing the results and scope of audits and other services provided by our independent registered public accounting firm, reviewing the results and scope of audits performed by our internal auditors, and reviewing and evaluating our financial reporting and disclosure processes and internal control functions, including management's evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that the members of our Audit Committee are independent as defined in Rule 5605(a)(2) of the NASD Listing Standards for Nasdaq-listed companies and Sections 10A(m)(3)(a) and (B) of the Securities Exchange Act of 1934, as amended. In addition, the Board of Directors has determined that all members of our Audit Committee are financially literate as prescribed by the NASD Listing Standards and that Mr. Wisehart is an "audit committee financial expert," within the meaning of the regulations promulgated by the Securities and Exchange Commission, or SEC. No member of the Audit Committee received any payments in 2009 from us or our subsidiaries other than compensation received as a director of EarthLink.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee presently consists of Ms. Fuller (Chairperson), Ms. Bowick, Mr. Koretz and Mr. Wheeler. The Corporate Governance and Nominating Committee met two times during the year ended December 31, 2009. The Corporate Governance and Nominating Committee is responsible for overseeing our corporate governance principles, guidelines and practices, and identifying, nominating, proposing and qualifying nominees for open seats on the Board of Directors. The Board of Directors has determined that the members of our Corporate Governance and Nominating Committee are independent as defined in Rule 5605(a)(2) of the NASD Listing Standards for Nasdaq-listed companies.

Corporate Governance Matters

  Identifying and Evaluating Nominees

        The Corporate Governance and Nominating Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees, and other sources that the Corporate Governance and Nominating Committee deems appropriate. The Corporate Governance and Nominating Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our certificate of incorporation. In addition to the Corporate Governance and Nominating Committee's charter, we have Corporate Governance Guidelines that contain, among other matters, important information concerning the Corporate Governance and Nominating Committee's responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.earthlink.net by selecting the following links: "About Us," then "Investor Relations" and then "Corporate Governance."

        The Corporate Governance and Nominating Committee considers a number of factors, including an individual's competencies, experience, reputation, integrity, independence and potential for conflicts of interest when identifying director nominees. It also is important to the Corporate Governance and Nominating Committee that the Board of Directors works together in a cooperative fashion. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance and Nominating Committee also considers that individual's past contribution and future commitment to EarthLink. The Corporate Governance and Nominating Committee conducts an annual review of the skills, experience and attributes of the Board of Directors to ensure that there is a proper balance. The Corporate Governance and Nominating Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. There are not specific weights given to any one factor, but among the items considered are prior public company experience, financial expertise, industry and operational expertise, private and smaller company experience, gender and other diversity, independence, innovation, government and public policy expertise, governance and legal expertise, executive compensation and human resources expertise and risk management expertise. Additionally, the Corporate Governance and Nominating Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy Nasdaq listing standards and SEC requirements. The Corporate Governance and Nominating Committee will also seek to ensure that the Board of Directors, and consequently the Audit Committee, will have at least three independent members that satisfy Nasdaq financial and accounting experience requirements and at least one member who qualifies as an audit committee financial expert.

        As required by our certificate of incorporation, any stockholder recommendation for a nominee for director to be voted upon at the 2011 Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary no later than 90 days in advance of our 2011 Annual Meeting of Stockholders, which is scheduled for May 3, 2011. In addition, the stockholder's notice must include (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of shares entitled to vote at the applicable meeting and intends to appear in person or by proxy at the applicable meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) all other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the then-current proxy rules of the SEC if the nominees were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director if elected. These requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2011 Annual Meeting of Stockholders, discussed later in this Proxy Statement.

        There is no difference in the manner by which the Corporate Governance and Nominating Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

  Director Independence

        The Board of Directors considers director independence based both on the meaning of the term "independent director" set forth in Rule 5605(a)(2) of the NASD Listing Standards for Nasdaq-listed companies and on an overall review of transactions and relationships, if any, between the director and us.

        In January 2010, the Board of Directors undertook its annual review of director independence. During this review, the Board of Directors considered transactions and relationships, if any, between each director or any member of his or her immediate family and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

        The Board of Directors has determined that Ms. Bowick, Ms. Fuller and Messrs. Jones, Koretz, Wheeler and Wisehart are independent. As determined by the Board of Directors, we have one director who is not independent, Mr. Huff, who is our Chairman, Chief Executive Officer and President.

        The independent directors of the Board of Directors meet in executive session at least quarterly.

  Board Leadership Structure and Role in Risk Oversight

        Mr. Huff serves as our Chief Executive Officer and our Chairman of the Board. The Chairman of the Board presides at meetings of the stockholders and of the Board of Directors and has such other powers and duties as may be conferred upon him by the full Board of Directors. In order to assure the independent directors continue to play a leading role in our governance, our Board of Directors has an independent Lead Director. Ms. Fuller serves as our independent Lead Director. In her role as independent Lead Director, Ms. Fuller has the following duties:

  •
  presides at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

  •
  serves as liaison between the Chairman of the Board and the independent directors;

  •
  provides advice and counsel to the Chairman of the Board on Board of Directors meeting agendas and schedules;

  •
  has the authority to call meetings of the independent directors;

  •
  is available for consultation and direct communication, under appropriate circumstances, if requested by major shareholders; and

  •
  serves as Chairperson of the Corporate Governance and Nominating Committee.

        The Board of Directors also has three standing committees, Audit, Corporate Governance and Nominating and Leadership and Compensation. Each committee has a separate chairperson and each of the Audit, Corporate Governance and Nominating and Leadership and Compensation Committees are comprised solely of independent directors. Our Corporate Governance Guidelines provide that the independent directors will meet in executive session at least quarterly, and the Lead Director (or the chairperson of an independent committee, if appropriate) presides at these sessions.

        Given our position in the highly competitive Internet access industry, we believe having a combined Chief Executive Officer and Chairman of the Board position, along with an independent Lead Director and independent committees, is the most appropriate structure for us and our stockholders. The combined position of Chairman of the Board and Chief Executive Officer provides clear leadership for us as we strive to generate stockholder value in this competitive industry while continually reviewing our strategic alternatives. The Lead Director protects the role of the independent directors by providing leadership to the independent directors and working closely with the Chairman of the Board. The Corporate Governance and Nominating Committee and the Board of Directors periodically evaluate our board leadership structure to ensure that it is appropriate for us at the time.

        Our Audit Committee charter provides that the Audit Committee is responsible for monitoring material financial and operating risks of the Company. On a quarterly basis, management reports to the Audit Committee regarding our various risk areas. Although the Audit Committee has primary responsibility for overseeing these matters, the full Board of Directors is actively involved in overseeing risk management for the entire enterprise. On a quarterly basis, the Board of Directors receives a report from the Chief Financial Officer regarding risk management in which we identify our risk areas and oversight responsibility and evaluate each risk in terms of the likelihood and impact. The risks that are identified as probable to have the highest impact and are the mostly likely to occur are discussed in detail by the Board of Directors, including a review of the mitigation activities taken by us. The Board of Directors also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. In addition, each of the other committees of the Board of Directors considers risks within its area of responsibility. The Leadership and Compensation Committee considers succession planning, human resources risks and risks that may result from our executive compensation programs on a regular basis. Periodically, the Corporate Governance and Nominating Committee, along with the full Board of Directors, considers governance risks. The current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board of Directors as led by our Chairman of the Board and Lead Director.

  Stockholder Communications with the Board of Directors

        We encourage stockholders to communicate with our Board of Directors by sending written correspondence to EarthLink, Inc., Attention: Lead Director, 1375 Peachtree Street, Mail Stop 1A7-14, Atlanta, Georgia, 30309. We do not screen correspondence for content but may screen regular incoming mail for security reasons. The Lead Director and her duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Lead Director is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board of Directors or other appropriate body.

  Annual Performance Evaluations

        Our Corporate Governance Guidelines provide that the Board of Directors and its Committees shall conduct an annual evaluation to assess and enhance their effectiveness. The Audit Committee, Leadership and Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Board of Directors, Audit Committee, Leadership and Compensation Committee and Corporate Governance and Nominating Committee each conducted an annual self-evaluation process during 2009.

  Policy Regarding Attendance at Annual Meetings

        We have a policy encouraging directors to attend annual meetings of stockholders. All of our directors were present at the 2009 Annual Meeting of Stockholders.

  Codes of Ethics

        We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. We also have a Code of Business Conduct and Ethics for directors, officers and employees. Copies of each of these codes may be found at the following website, www.earthlink.net. You will find the codes by selecting the following links: "About Us," then "Investor Relations" and then "Corporate Governance."

Corporate Governance and Nominating Committee Report

        The Corporate Governance and Nominating Committee's overall purposes are to (a) oversee our corporate governance principles, guidelines and practices, and (b) identify, interview, qualify and recommend to the Board of Directors individuals to stand for election to, or fill any vacant seats on, the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors is comprised entirely of independent directors.

        The Corporate Governance and Nominating Committee operates under a written charter. During the past year, the Corporate Governance and Nominating Committee has reviewed and reassessed its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Corporate Governance and Nominating Committee.

        Among the Corporate Governance and Nominating Committee's activities during 2009 and to date in 2010 were the following:

  •
  Updated the Board of Directors Goals, Objectives and Duties document to synchronize the Board's 2009 objectives with the performance objectives of our Chief Executive Officer, which are described on page 22 of this Proxy Statement.

  •
  Prepared and reviewed a "Board Skills Matrix" to better understand the experience and skill sets of the members of the Board of Directors.

  •
  Recommended a change to the Board of Directors Goals, Objectives and Duties document to provide that the Board of Directors has responsibility to "oversee the Company's program for identifying, evaluating and controlling significant risks."

  •
  Recommended the appointment of two members of the Audit Committee to the Leadership and Compensation Committee in order to permit direct continuity between these two Committees and also to facilitate the Leadership and Compensation Committee's review of whether our compensation programs pose any material risks for the Company.

        Also, in connection with the 2010 Annual Meeting of Stockholders, the Corporate Governance and Nominating Committee reviewed each director's independence and affirmed that, other than Mr. Huff, each is independent based on the independence standards outlined in the NASD Listing Standards for Nasdaq-listed companies and other standards considered by the Corporate Governance and Nominating Committee. Additionally, the Corporate Governance and Nominating Committee reviewed the qualifications of each of the Class II directors nominated and determined that each nominee qualified for election at the 2010 Annual Meeting of Stockholders.

                Submitted by: Corporate Governance and Nominating Committee

                Marce Fuller (Chairperson)
                Susan D. Bowick
                David A. Koretz
                Thomas E. Wheeler

        The Corporate Governance and Nominating Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Director Compensation

        The following table presents information relating to total compensation of our directors for the year ended December 31, 2009, other than Rolla P. Huff, our Chairman, Chief Executive Officer and President, who did not receive additional compensation as a director and whose compensation is included in the Summary Compensation Table elsewhere in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan D. Bowick	$58,500	$60,000	(3)	$—	$—	$—	$—	$118,500
Marce Fuller	81,000	60,000	(3)	—	—	—	—	141,000
Terrell B. Jones	48,000	60,000	(3)	—	—	—	—	108,000
David A. Koretz	51,500	60,000	(3)	—	—	—	—	111,500
Thomas E. Wheeler	48,000	60,000	(3)	—	—	—	—	108,000
M. Wayne Wisehart	71,500	60,000	(3)	—	—	—	—	131,500

(1)
Compensation for stock awards represents the aggregate grant date fair value of the stock award, computed based on the number of stock awards granted and the closing stock price of EarthLink Common Stock on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference into this Proxy Statement. The aggregate number of stock awards outstanding as of December 31, 2009, were as follows: Ms. Bowick, 8,087, Ms. Fuller, 11,029, Mr. Jones, 11,029, Mr. Koretz, 8,087, Mr. Wheeler, 11,029 and Mr. Wisehart, 8,087.

(2)
The aggregate number of option awards outstanding as of December 31, 2009, were as follows: Ms. Bowick, 0, Ms. Fuller, 87,500, Mr. Jones, 65,000, Mr. Koretz, 0, Mr. Wheeler, 42,500 and Mr. Wisehart, 0.

(3)
Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on each of January 2, 2009 and July 22, 2009, we granted restricted stock units valued at $30,000 to each independent director serving on our Board of Directors on that date. The number of restricted stock units granted to each of these directors on these dates was 4,360 and 3,727, respectively, which was based on the closing price of EarthLink Common Stock on the dates of grant, or $6.88 per share and $8.05 per share, respectively. The restricted stock units vest and become exercisable one year from the date of grant.

        During 2009, we paid each independent director an annual retainer of $35,000 for serving on the Board of Directors, paid semi-annually. We paid the Lead Director an additional annual retainer of $20,000, paid semi-annually. We paid the Chairperson of the Leadership and Compensation Committee and the Chairperson of the Corporate Governance and Nominating Committee an additional annual retainer of $10,000 for serving in such capacity, paid semi-annually. We paid the Chairperson of the Audit Committee an additional annual retainer of $20,000 for serving in such capacity, paid semi-annually.

        During 2009, we paid each independent member of the Board of Directors $1,000 for each full Board of Directors and committee meeting he or she attended in person ($500 if he or she attended telephonically). We also reimbursed directors for the expenses they incurred in attending meetings of the Board of Directors or committees thereof.

        Under the Board of Directors Compensation Plan, when they join the Board of Directors independent directors receive an initial grant of restricted stock units covering stock valued at $45,000 on the date of grant. Each independent director also receives a grant of restricted stock units twice each year covering stock valued at $30,000 at the time of the grant, which amount increased to $40,000 effective January 1, 2010 as described below. The grants are made on the first business day of January of each year and on the date of the July Board of Directors meeting each year. The restricted stock units vest after one year or upon an earlier change in control, and upon vesting the director will receive shares of Common Stock. Previously, directors could defer stock to be received under restricted stock units in accordance with our Second Deferred Compensation Plan for Directors and Certain Key Employees. This plan was terminated in January 2009, and as a result, Mr. Jones and Ms. Fuller each received 12,166 shares of stock valued at $87,109 that were previously deferred.

        Our Chief Executive Officer does not receive additional compensation for serving as a director or Chairman of the Board.

        We pay program fees and associated travel expenses for each director to participate in relevant director education programs.

        We do not pay additional compensation to directors who are not independent for their service as directors but do reimburse such directors for expenses incurred in attending meetings of the Board of Directors and its committees.

        The Leadership and Compensation Committee periodically considers our Board of Directors compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. The Leadership and Compensation Committee also periodically reviews the compensation policies of other public company boards of directors by reviewing market surveys of director compensation data prepared by third party consulting firms, including a survey of technology companies. In July 2009, the Leadership and Compensation Committee amended our directors compensation policy effective January 1, 2010 to increase the value of the semi-annual restricted stock grant from $30,000 to $40,000. The Leadership and Compensation Committee made this change after receiving a report from its compensation consultant that the total direct compensation for the independent directors is below the market median for the technology industry due to below market median equity grant values. As of January 1, 2010, we increased the additional annual retainer we pay the Chairperson of the Leadership and Compensation Committee to $20,000 in light of the Leadership and Compensation Committee's substantial responsibilities.

 EXECUTIVE OFFICERS

        Our executive officers serve at the discretion of the Board of Directors, and serve until they resign, are removed or are otherwise disqualified to serve, or until their successors are elected and qualified. Our executive officers presently include: Rolla P. Huff, Kevin F. Brand, Samuel R. DeSimone, Jr., Bradley A. Ferguson, Stacie S. Hagan, Cardi M. Prinzi and Joseph M. Wetzel. The following sets forth biographical information for our executive officers who are not directors. Biographical information for Rolla P. Huff, who is also a director, is provided in the section entitled "Proposal 1—Election of Directors—Directors Not Standing for Election" of this Proxy Statement.

Kevin F. Brand—Vice President, Products

Age: 51

        Mr. Brand has served as our Vice President, Products since November 2003. Mr. Brand joined us in June 2001 and served as Vice President, Network Operations prior to his current role. Mr. Brand was Executive Vice President of Operations at CAIS Internet from November 1999 through January 2001. CAIS Internet, which changed its name to Ardent Communications, Inc. in July 2001, filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in October 2001 and all of the company's assets were later sold. From June 1980 through November 1999, Mr. Brand worked in a variety of management positions at AT&T, AT&T Paradyne and AT&T Bell Laboratories in operations, customer support, product management, marketing and technical areas.

Samuel R. DeSimone, Jr.—General Counsel and Secretary

Age: 50

        Mr. DeSimone has served as our General Counsel and Secretary since February 2000. Prior to that, Mr. DeSimone served in such capacities at MindSpring Enterprises Inc. since November 1998 prior to its merger with EarthLink Network, Inc. in February 2000. From September 1995 to August 1998, Mr. DeSimone served as Vice President of Corporate Development with Merix Corporation, a printed circuit board manufacturer. From June 1990 to August 1995, he was an associate attorney and a partner with Lane Powell Spears Lubersky of Portland, Oregon.

Bradley A. Ferguson—Chief Financial Officer

Age: 39

        Mr. Ferguson has served as our Chief Financial Officer since August 2009. He also serves as our Principal Accounting Officer. From September 2005 to August 2009, Mr. Ferguson served as our Vice President, Controller. From September 2002 to September 2005, Mr. Ferguson served as our Vice President—Commercial Finance. Mr. Ferguson has been an officer of our Company since the merger of EarthLink Network, Inc. and MindSpring Enterprises, Inc. in February 2000 and was an officer of MindSpring Enterprises, Inc. prior to that time. Prior to joining MindSpring, Mr. Ferguson was a member of the audit practice at Arthur Andersen LLP.

Stacie S. Hagan—Chief People Officer

Age: 43

        Ms. Hagan has served as our Chief People Officer since March 2007. Ms. Hagan joined us in September 2002 and has served in several capacities, including Vice President, Human Resources. Prior to joining us, Ms. Hagan served as President/Principal at SynerChange International, Inc. from 1993 until 2002.

Cardi M. Prinzi—President, New Edge Networks

Age: 53

        Mr. Prinzi has served as President, New Edge Networks since July 2009. From September 2003 to June 2009, Mr. Prinzi served as Senior Vice President of Marketing of TelePacific Communications, a business telecommunications company. In addition, Mr. Prinzi has held executive level positions at Pihana Pacific, Inc. (Equinix, Inc.), WorldCom/MFS and Sprint.

Joseph M. Wetzel—Chief Operating Officer

Age: 54

        Mr. Wetzel has served as our Chief Operating Officer since August 2007. Mr. Wetzel served as the President and Chief Operating Officer of Mpower Holding Corporation from July 2001 until its merger with a subsidiary of U.S. TelePacific Holdings Corp. in August 2006. Prior to that, Mr. Wetzel served as President of Operations of Mpower Holding Corporation from August 2000 through July 2001. He also served on the Board of Directors of Mpower Holding Corporation from March 2002 until April 2003. From 1997 to 2000, Mr. Wetzel was Vice President of Technology with MediaOne Group and from 1993 to 1997 was Vice President of Technology with MediaOne's multimedia group.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the NASD. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2009, except that a Form 4 reporting the grant of restricted stock units was filed four days late for Mr. Prinzi as a result of an administrative oversight.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth information concerning the beneficial ownership of our issued and outstanding Common Stock by (i) those persons known by management to own beneficially more than 5% of our issued and outstanding Common Stock, (ii) our directors, (iii) the executive officers identified as "Named Executive Officers" in the Summary Compensation Table on page 30 of this Proxy Statement, and (iv) all of our directors and officers as a group. Except as otherwise indicated in the footnotes below, such information is provided as of February 28, 2010. According to SEC rules, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise.

Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Susan D. Bowick	12,703		*
Samuel R. DeSimone, Jr.	262,813	(3)	*
James G. Dole	—		*
Kevin M. Dotts	—		*
Bradley A. Ferguson	143,947	(4)	*
Marce Fuller	107,005	(5)	*
Stacie S. Hagan	120,311	(6)	*
Rolla P. Huff	412,616	(7)	*
Terrell B. Jones	80,400	(8)	*
David A. Koretz	12,703		*
Joseph M. Wetzel	197,751	(9)	*
Thomas E. Wheeler	60,189	(10)	*
M. Wayne Wisehart	9,717		*
BlackRock, Inc.	6,906,484	(11)	6.4%
Renaissance Technologies LLC	8,954,239	(12)	8.3%
The Vanguard Group, Inc	7,615,474	(13)	7.1%
All directors and executive officers as a group (15 persons)	1,507,452	(14)	1.4%

*
Represents beneficial ownership of less than 1.0% of our Common Stock.

(1)
Except as otherwise indicated by footnote below or in any applicable Schedule 13D, Schedule 13G or Form 13F, (i) the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, and (ii) the address of the named person is that of EarthLink.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC based on factors such as voting and investment power with respect to shares of Common Stock.

(3)
Includes options to purchase 262,813 shares of Common Stock.

(4)
Includes options to purchase 85,392 shares of Common Stock.

(5)
Includes options to purchase 80,000 shares of Common Stock.

(6)
Includes options to purchase 54,812 shares of Common Stock.

(7)
Includes options to purchase 33,334 shares of Common Stock.

(8)
Includes options to purchase 57,500 shares of Common Stock.

(9)
Includes options to purchase 93,749 shares of Common Stock.

(10)
Includes options to purchase 35,000 shares of Common Stock.

(11)
Represents beneficial ownership as of December 31, 2009, according to the Schedule 13G filed by BlackRock, Inc. on January 29, 2010. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(12)
Represents beneficial ownership as of December 31, 2009, according to the Schedule 13G filed by Renaissance Technologies LLC on February 12, 2010. The address for Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022.

(13)
Represents beneficial ownership as of December 31, 2009 according to the Schedule 13G filed by The Vanguard Group, Inc. on February 5, 2010. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malver, PA 19355.

(14)
Includes options to purchase an aggregate of 780,663 shares of Common Stock.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Guiding Philosophy

        Our primary goals with respect to executive compensation have been to offer competitive compensation to attract and retain the most talented executives, to tie annual cash incentives to achievement of performance objectives that tie directly to EarthLink's strategic and operational goals, and to align executives' incentives with long-term stockholder value creation. To achieve these goals, we have used a "Total Rewards" approach establishing a compensation package of separate, but integrated components, including: base salary, short-term annual cash incentives, long-term incentive compensation, retention incentives and health and welfare benefits. The Leadership and Compensation Committee of the Board of Directors, or the Committee, generally takes into account our business strategy, internal consistency, external market competitiveness in light of general economic trends and individual and business performance.

  Executive Summary for 2009

        While maintaining our guiding philosophy of competitive and affordable Total Rewards, our compensation decisions for 2009 continued the practices that began in 2008, which reflected a departure from past practices, especially with regard to annual short-term incentive plan design and the Company's long-term incentive program, both of which are discussed in greater detail below. We made these changes in program design for 2008 as a result of the Company's restructuring which was implemented in the second half of 2007 and resulted in a significant reduction of employees, the closure or consolidation of certain facilities, the discontinuation of certain operations and reduced sales and marketing efforts. The Committee recognized that the Company was undergoing a significant transition where maximizing short-term performance and retaining key talent were critical to long-term shareholder value creation. In 2009, the Company continued to align its compensation practices with the restructured business by moving emphasis away from equity awards and instituting cash-denominated retention programs.

        The Committee designed the compensation programs for 2009 to retain the key talent necessary to drive Company performance in the near-term and thereby sustain opportunities for strategic alternatives aimed at building long-term shareholder value. The short-term incentive plan described on pages 24 to 25 of this Proxy Statement was designed to provide compelling incentives for management to achieve performance against plan. In 2009, this plan's performance goals were based on the Company meeting Adjusted EBITDA targets. ("Adjusted EBITDA" refers to income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation expense, net losses of equity affiliate, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs).

        In lieu of a broad-based long-term equity incentive program, in 2009 the Committee adopted a retention incentive plan covering the 2009 to 2010 time period and only granted long-term equity awards on a limited individual basis, as described on page 26 of this Proxy Statement. The retention incentive plan described on pages 25 to 26 of this Proxy Statement included an opportunity for a cash-denominated award payable over two years in cash, stock, or a combination thereof at the discretion of the Committee.

        During 2009, the Company made significant progress in focusing the business on customer retention, operational efficiencies and cash generation. EarthLink generated revenue of $723.7 million for 2009 and $249.1 million in Adjusted EBITDA. In 2009, management reduced total sales and marketing, operations, customer support, and general and administrative expenses by 30% from the prior year. In addition, the Company generated substantial cash and commenced the payment of quarterly dividends. The Company added $161.6 million of cash and marketable securities to its balance sheet in 2009, net of $52.3 million of cash utilized for stock repurchases and dividends.

        Final year results exceeded our annual cash bonus plan's performance targets with Adjusted EBITDA of $249.1 million for the year. The resulting payouts to the Company's Named Executive Officers under the Company's short-term annual bonus plan are provided on page 25 of this Proxy Statement. As detailed below, based on its review, the Committee believes total direct compensation for our executive officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by comparison companies and reflected the Company's strong performance in 2009. The Committee also believes the 2009 compensation design was effective in driving performance by generating meaningful rewards for achieving business objectives, and a reasonable investment relative to the overall shareholder value creation in 2009.

  Determining Compensation

        Leadership and Compensation Committee.    As described on page 7 of this Proxy Statement, we have a Leadership and Compensation Committee of the Board of Directors which currently consists of Ms. Bowick (Chairperson), Ms. Fuller, Mr. Wheeler and Mr. Wisehart. The Committee operates under a written charter adopted by the Board of Directors, which is available on our Internet website, www.earthlink.net. This charter is reviewed annually by the Committee and was last amended on February 3, 2010. The Board of Directors has determined that the members of the Committee are "independent directors" (within the meaning of Rule 5605(a)(2) of the Rules of NASDAQ and the independence standards of our Corporate Governance Guidelines). While the Committee's charter does not specify qualifications required for Committee members, Ms. Bowick is a former executive officer of human resources at a large technology company and is currently the compensation committee chairperson for another public company's board of directors. Ms. Fuller and Mr. Wisehart are members of other public company boards of directors and are a former chief executive officer and chief financial officer of a public company, respectively. Mr. Wheeler is a managing director of a venture capital fund which has ownership positions in numerous technology companies. In considering the composition of the Committee, in October 2009 the Corporate Governance and Nominating Committee recommended the appointment of two members of the Audit Committee, Ms. Fuller and Mr. Wisehart, to the Committee. This not only permits direct continuity between these two Committees but also facilitates the Committee's review of whether our compensation programs pose any material risks for the Company.

        Board of Directors and Committee Process.    The Committee designs, evaluates and approves our executive compensation plans, policies and programs. The independent members of our Board of Directors annually review and evaluate the goals and objectives relevant to the compensation of our Chief Executive Officer and annually evaluate the performance of our Chief Executive Officer in light of those goals and objectives. The Committee establishes the cash and short-term incentive compensation for our executive officers, with all of our independent directors performing a final review of the compensation of our Chief Executive Officer. The Committee also determines the compensation programs for the members of our Board of Directors and its committees. The Committee administers our equity-based compensation plans. The Committee also generally conducts a review on at least an annual basis of our management personnel and conducts management succession planning.

        The Chairperson of the Committee works with our Chief People Officer in establishing the agenda for Committee meetings. Employees reporting to the Chief People Officer together with the Committee's external consultant prepare materials for the Committee using market data from both broad-based and targeted national compensation surveys. The Committee enhances its competitive industry analysis by reviewing comparison company proxy data and nationally-recognized compensation databases.

        Since 2005, the Committee has retained its own independent compensation consultant to review certain information and advice provided by management, and to provide additional information and advice to the Committee concerning compensation. The Committee confers with its outside consultant without management present to discuss our executive compensation programs and best practices in executive compensation matters.

        Beginning in August 2008, the Committee began working with Frederic W. Cook & Co., Inc. as its independent compensation consultant. The consultant participated in all Committee meetings during 2009, reviewed materials in advance, and provided to the Committee additional information on market trends. The role of the consultant is to provide advice and counsel. In 2009, the consultant performed work at the direction and under the supervision of the Committee, and provided advice, research and analytical services on a variety of subjects, including compensation of our Named Executive Officers, nonemployee director compensation and executive compensation trends. The Committee does not delegate authority to consultants or to other parties. The Committee's consultant at times works directly with management on behalf of the Committee, but under direction and approval of the Committee. The Committee's consultant provides no other services to EarthLink.

        Chief Executive Officer and Committee Process.    Our Chief Executive Officer does not make recommendations to the Committee regarding his annual base salary, his equity compensation awards or other long-term incentives or his annual bonus plan target payment. Our Chief Executive Officer has an employment agreement that establishes a minimum base salary and annual bonus opportunity, and the current base salary and other compensation are set by the Committee and ratified by all of the independent Directors through the process described below.

        The compensation decisions regarding our Chief Executive Officer are approved by the Committee and ratified by all of the independent Directors. The compensation of our other Named Executive Officers is proposed by the Chief Executive Officer to the Committee and then, through discussions with the Committee, final compensation decisions are made. The Chief Executive Officer also works with the Committee to determine the business performance targets to be achieved in our bonus plans.

        The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer (or other members of management) present when discussing the Chief Executive Officer's compensation.

        Competitive Market Information.    To ensure that our compensation programs are competitive, the Committee compares our compensation practices to the competitive market using published survey and proxy data. The peer companies chosen in prior years were primarily chosen based on the fact that they have similar revenue levels as the Company. The peer companies in 2008 were companies with $1 billion to $3 billion in revenue and market capitalization. In 2009, the Committee determined that, based on our current revenue levels, the peer company group should be changed to cover companies with $500 million to $1.5 billion in revenue. In addition, the Committee believes that few companies with similar revenue size will represent true "peers" with the same assets to deploy and, therefore, the same need to retain both strategic and operational leaders to drive stockholder value. In 2009, while the Committee continued to use established databases for market data on executive compensation levels, it also reviewed information on pay design for companies and industries with business strategy, environment and human resources issues comparable to EarthLink.

        Management provided the Committee with comparisons for base salary, total annual cash compensation (base salary plus annual incentives at both target incentive levels and actual performance-based incentive levels) and total direct compensation (base salary, annual cash incentives and long-term equity incentives). Data sources for executive compensation information reviewed in February 2009 included the following sources:

  •
  Equilar ExecutiveInsight Database:  Companies with $500 million to $1.5 billion in revenue and market capitalization, using the technology industry only when sufficient sample size was available.

    Specific companies in the database are included below, but not all companies were compared for all officer positions:

3com Corp.	Netgear, Inc.
Acxiom Corp.	Ntelos Holdings Corp.
ADC Telecommunications Inc.	Omnivision Technologies Inc.
Amis Holdings Inc.	Orbitz Worldwide, Inc.
Arris Group Inc.	Palm Inc.
Avid Technology Inc.	Plantronics Inc. / CA
Avocent Corp.	Powerwave Technologies Inc.
Black Box Corp.	Premiere Global Services, Inc.
Brooks Automation Inc.	RCN Corp. / DE
Centennial Communications Corp. / DE	Realnetworks Inc.
Checkpoint Systems Inc.	RF Micro Devices Inc.
Cincinnati Bell Inc.	Rural Cellular Corp.
CMGI Inc.	Sapient Corp.
Coherent Inc.	Savvis, Inc.
Cubic Corp. / DE	School Specialty Inc.
Cymer Inc.	SRA International Inc.
Electronics for Imaging Inc.	Stanley, Inc.
Entegris Inc.	Sykes Enterprises Inc.
FEI Co.	Technitrol Inc.
General Communication Inc.	THQ Inc.
GSI Commerce Inc.	Tibco Software Inc.
Inergy LP	TTM Technologies Inc.
Komag Inc. / DE	United Online Inc.
  •
  Radford Executive Database:  Companies with $500 million to $3 billion in revenue. Specific companies in the database are included below, but not all companies were compared for all officer positions:

3com Corp	ICF International	RF Micro Devices Inc.
Acxiom Corp.	IM Flash Technologies	Ricoh Electronics
ADC Telecommunications Inc.	Infineon Technologies	Risk Management Solutions
Akamai Technologies	Integrated Device Technology	Salesforce.com
Altera	Intermec	Samsung Austin Semiconductor
Aspect Software	International Rectifier	Savvis Communications
Avanade	Intersil	Sensata Technologies
Avid Technology	Intuitive Surgical	Sensus Metering Systems
BAE Systems—Network Systems	Ion Geophysical	Siemens PLM Software
Bio-Rad Laboratories	ITG	Skyworks Solutions
BMC Software	Itron	Smart Modular Technologies
Brocade Communications Systems	JDS Uniphase	Space Systems / Loral
Brooks Automation	Kaiser Permanente-KPIT	Spirent Communications
Callaway Golf	Kronos	Sterling Commerce
Carl Zeiss Meditec	Kulicke and Soffa	Stmicroelectronics
Carl Zeiss Vision	Lawson Software	Sunpower
Checkfree	Lifescan	SVB Financial Group
Ciena	Lucasfilm Ltd.	Sybase
Citrix Systems	Mantech International	Synopsys
Coherent Inc.	McAfee	Take Two Interactive Software
Comcast Entertainment Group	Meggitt-USA	Tektronix
CompuWare	Mentor Graphics	Telcordia Technologies
Conexant Systems	Mitel Networks	Teradyne
Cricket Communications	Mitsubishi Digital Electronics America	Thales
Cubic Corporation	Monster Worldwide	The Mitre Corporation
Cymer Inc.	Movius	THQ Inc.
DJO	National Instruments	Tibco Software Inc.

Dolby Laboratories	Navteq	Toshiba America Business Solutions
ECC	NCS Pearson	Toshiba America Medical System
Edwards Lifesciences	Netflix	Trimble Navigation
Electronics for Imaging Inc.	Novell	United Online Inc.
Emdeon Business Services	Nuance Communications	Varian
Entegris Inc.	NXP Semiconductors—US	Varian Semiconductor Equipment
F5 Networks	OCE North America Corp. Printing Div	Verigy
FLIR Systems	Omnivision Technologies Inc.	Verisign
Foundry Networks	Open Text	Viasat
Fox Interactive Media	Orbital Sciences	Virgin Mobile
Fujitsu America	Orbitz Worldwide Inc.	Vishay—Siliconix
General Atomics	Panduit	VMWare
Getty Images	Plantronics Inc.	Vonage
GSI Commerce Inc.	Polycom	Walmart.com USA
Harris Stratex Networks	Powerwave Technologies Inc.	Welch Allyn
Hologic	Qlogic	Xerox International Partners
Howard Hughes Medical	Quantum	XO Holdings
Hughes Network Systems	RCN Corp.	Xyratex International
Hutchinson Technology	Realnetworks Inc.	Zebra Technologies
Hypercom	Red Hat	Zoran
IAC Search & Media	Resmed

        The Committee selected these databases because they contain a sufficient number of comparator companies to provide reliable benchmarks for each of our executive positions. The Committee used data from these sources to evaluate base salary, total annual cash compensation, target annual incentive levels and total direct compensation for our Named Executive Officers.

        The change to a lower revenue level peer group reduced the competitive market medians, which increased the competitiveness of our compensation. Based on the latest survey group data available to the Committee prior to establishing base salaries and annual incentives for 2009, targeted total cash compensation and total direct compensation for the individual named executive officers ranged between the median and 75th percentile. Due to the retention incentive awards, actual compensation amounts exceeded the 75th percentile.

        Executive Performance.    The Committee also took into consideration individual and overall Company operating performance to ensure executive compensation reflected past performance, future potential and adequately differentiates between employees, based on scope and complexity of the employee's job position, market comparisons and individual performance.

        The Chief Executive Officer's performance is typically reviewed annually by the Committee and the Board of Directors prior to considering changes in base salary, bonus payouts and total compensation. In February 2009, the Committee and the Board of Directors reviewed the Chief Executive Officer's annual performance in connection with their compensation review of the Company's other executive officers. The Chief Executive Officer's performance was evaluated in light of Company performance and leadership objectives designated by the Board of Directors as essential to the role of the Company's Chief Executive Officer for 2008.

        In this review the Board of Directors also established Mr. Huff's 2009 performance objectives which included maintaining and nurturing the Company's credibility with the investment community, presenting strategic alternatives for the Company, maintaining employees and operating capabilities that create strategic plan optionality, and improving New Edge Network operations to drive revenue and cash flow growth.

        The compensation policies with respect to our Named Executive Officers in 2009 did not differ materially between these officers, other than that our Chief Executive Officer and our Chief Operating Officer have employment agreements. Our targets and compensation philosophy were consistent across all Named Executive Officers.

  Elements of Executive Compensation

        The elements of executive compensation include base salary, short-term annual bonuses, long-term incentive compensation, retention incentives and benefits. In 2009, the Committee did not allocate specific weight to each of the compensation components, but its intent was to:

  1)
  align total direct compensation (including base salary, annual cash incentives and long-term equity incentives) with the Company's business goals,

  2)
  ensure that compensation was competitive with other companies of similar size and stage of development operating in the technology and telecommunications sectors, and

  3)
  in light of the Company's competitive position in the Internet access industry, ensure that total direct compensation would have significant retention value to the Company's remaining employee base and drive Company performance.

        We evaluated each component of compensation in comparison to past Company practice, competitive benchmarks and Company performance goals.

  Base Salaries

        As a guiding principle in 2009, the Committee reviewed base salaries in relation to the market median of base pay ranges offered by comparison companies. However, as our revenues continued to decline, the Committee determined that no base salary increases would be provided to the Named Executive Officers, with the exception of a promotion bonus for our new Chief Financial Officer. The 2009 total base salaries for our Named Executive Officer group, excluding our Chief Executive Officer, were approximately 103% of the market median described above, with individuals ranging between 94% and 110% of market median. The following table sets forth the 2009 base salaries for our Named Executive Officers, which became effective in March 2009 (other than as set forth below):

Name and Title	2009 Base Salaries
Rolla P. Huff	$800,000
Chairman of the Board, Chief Executive Officer and President
Joseph M. Wetzel	416,000
Chief Operating Officer
Bradley A. Ferguson(1)	300,000
Chief Financial Officer
Samuel R. DeSimone, Jr.	295,000
General Counsel and Secretary
Stacie S. Hagan	260,000
Chief People Officer
Kevin M. Dotts(2)	373,360
Chief Financial Officer
James G. Dole(3)	260,000
Chief Development Officer

(1)
Mr. Ferguson's salary as of March 2009 was $250,000. His salary was increased to $300,000 as of August 1, 2009 in connection with his appointment as Chief Financial Officer.

(2)
Mr. Dotts' last day of employment with the Company was September 13, 2009.

(3)
Mr. Dole's last day of employment with the Company was November 6, 2009.

        In setting Mr. Huff's annual base salary for 2009, the Committee took into account compensation information for chief executive officers within the peer groups referenced above, Mr. Huff's leadership in our generating significant cash, and Mr. Huff's and the Company's performance during 2008. Mr. Huff's annualized base salary for 2009 was determined to be 126% of the median, and 105% of the 75th percentile for the comparison group. The Committee believes this 2009 base pay is reasonable in light of the Company's performance under Mr. Huff's leadership.

  Short-Term Annual Bonuses

        2009 Annual Bonus Plan.    The annual bonus opportunities established for our executive officers in 2009 were intended to provide an incentive for advancing our performance in the short term. In February 2009, the Committee adopted the 2009 Annual Bonus Plan with a performance metric related to Company Adjusted EBITDA. The Committee took into account the Company's 2009 operating plan when it approved the levels of Adjusted EBITDA necessary to satisfy the threshold, target and maximum bonus payouts.

        The Committee determined to maintain the maximum level of bonus payouts at 200% of target to fully reward the employees who have contributed to strong Company performance. Each executive officer's bonus is determined by calculating the product of the percentage bonus payout multiplied by the individual's target bonus opportunity multiplied by the individual's eligible earnings for 2009. There was not a designated individual performance component in the 2009 Annual Bonus Plan, although the Committee retained its discretion to reduce an individual's bonus payout to reflect individual underperformance.

        In February 2010, the Committee reviewed our actual operating performance for the year ended December 31, 2009 against the 2009 Annual Bonus Plan goals and approved the achievement levels and a bonus payout of 200% of the target bonus potential. The 2009 Annual Bonus Plan performance targets and achievement are set forth below:

2009 Annual Bonus Plan Performance Targets and Achievement
(in millions)

	50% Payout Threshold	100% Payout Target	200% Payout Maximum	2009 Actual Performance	Achievement- based Payout
Adjusted EBITDA	$200.0	$225.0	$247.8	$249.1	200%

        Under the 2009 Annual Bonus Plan, each of the following Named Executive Officers had the target bonus opportunity as a percentage of eligible earnings identified in the table below. This target bonus opportunity was used to determine each executive officer's bonus payout under the plan by calculating the product of the overall bonus payout percentage multiplied by the individual's target bonus opportunity multiplied by the individual's eligible earnings for 2009. Given the competitive market position of the compensation of our Named Executive Officers, the Committee determined to hold target bonus opportunities as a percentage of eligible earnings flat for 2009 for each of the Named Executive Officers, other than Mr. Ferguson. Mr. Ferguson's target bonus opportunity as a percentage of earnings was increased from 40% in connection with his appointment of Chief Financial Officer and in recognition of the additional duties and responsibilities that role requires.

        2009 Bonus Payments.    In light of the Company's performance against the Adjusted EBITDA targets for 2009, and taking into account the individual performance of each executive to ensure there were no cases of under-performance, the Committee approved the bonuses earned under the 2009 Annual Bonus

Plan for the following Named Executive Officers as set forth below, all of which were made in cash in February 2010 (other than as set forth below).

Name	2009 Target Bonus Opportunity	2009 Annual Bonus Plan Payment(1)
Rolla P. Huff	100%	$1,661,538
Joseph M. Wetzel	65%	561,600
Bradley A. Ferguson(2)	50%	278,846
Samuel R. DeSimone, Jr.	50%	306,346
Stacie S. Hagan	50%	270,000
Kevin M. Dotts	60%	327,408
James G. Dole	50%	230,000

(1)
The Named Executive Officers' eligible earnings in 2009 represented 27 biweekly salary payments rather than the standard 26 biweekly salary payments.

(2)
Mr. Ferguson received a partial bonus payment of $49,231 in August 2009. This payment was prior to his promotion to Chief Financial Officer and reflected company performance during the first half of 2009. Mr. Ferguson received the remaining $229,615 payment in February 2010. The 2009 Annual Bonus Plan allows for mid-year payouts up to target performance for all non-executive employees.

        The Committee reserves the right to exercise discretion to award compensation regardless of actual attainment of relevant company performance goals or to reduce the size of any bonus payout under the bonus plan. The Committee did not exercise such discretion with regard to the 2009 bonus payments to the Named Executive Officers under the 2009 Annual Bonus Plan.

  2009 Retention Incentive Plan

        In light of our position in the highly competitive Internet access industry, retention of employees has been a key focus of our Company. In lieu of a broad-based long-term incentive grant to executives and key leaders, the Committee adopted a Retention Incentive Plan for 2009 to 2010 (the "2009 Retention Incentive Plan") to ensure stability of leadership and key personnel identified as critical to achieving the Company's operational and strategic goals. In adopting this plan, the Committee believed that retention of these individuals is directly linked to the long-term optimization of the Internet access business. The program provides a two-year retention incentive that the Committee believes is (i) effective in retaining the key employees and (ii) consistent with our operating strategy. Each of the Named Executive Officers, other than Mr. Dole, participates in the 2009 Retention Incentive Plan.

        The 2009 Retention Incentive Plan provides for a designated cash-denominated award value per participant payable over two years in cash, stock or a combination thereof at our discretion until the time of payment and on an individual basis. The Committee concluded that the equity currently held by the Named Executive Officers effectively aligns management with stockholders and that the cash-denominated awards under the 2009 Retention Incentive Plan are most effective at this time in ensuring retention. Under the 2009 Retention Incentive Plan, 50% of the award was earned on December 31, 2009, for those employed on such date, and the second 50% of the award will be earned on December 31, 2010, for those employed on such date. The 2009 Retention Incentive Plan also provides for payout of the outstanding retention award in full, if the executive is terminated other than for Cause, death or disability on or after a Change in Control of the Company (as defined in the 2009 Retention Incentive Plan) or is terminated as the result of a position elimination and a Change in Control of the Company occurs in the same calendar year (even if after the position elimination). In the case of termination as the result of a position elimination without a Change in Control of the Company in that same calendar year, the 2009 Retention

Incentive Plan provides for payout of the outstanding retention award on a pro rata basis, based on the number of months of service, with respect to the portion of the award for the year in which the executive is terminated as the result of a position elimination. If the Named Executive Officer voluntarily resigns before the set payment date, the entire award will be forfeited.

        The individual target values for the awards under the 2009 Retention Incentive Plan were determined as a percentage of salary. The values were determined by considering (i) the level of retention risk for each executive, (ii) the impact of an untimely departure of the executive on business, (iii) the value of retention incentives already in place and (iv) the overall cost of the plan to the Company. Under the 2009 Retention Incentive Plan, each of the following Named Executive Officers had the following retention award opportunities as a percentage of salary: Mr. Huff, 275%; Mr. Wetzel, 200%; Mr. Ferguson, 80%; Mr. DeSimone, 51%; Ms. Hagan, 100%; and Mr. Dotts, 201%.

        The Company made the following payments in January 2010, in cash, under the 2009 Retention Incentive Plan for awards earned on December 31, 2009:

Name	2009 Retention Incentive Plan Payment
Rolla P. Huff	$1,100,000
Joseph M. Wetzel	415,000
Bradley A. Ferguson	100,000
Samuel R. DeSimone, Jr.	75,000
Stacie S. Hagan	130,000
Kevin M. Dotts(1)	281,250

(1)
Mr. Dotts' employment terminated on September 13, 2009. The total target value of his retention incentive otherwise payable after December 31, 2009 was $375,000. Mr. Dotts' award was prorated to reflect his length of service with the Company during 2009.

  Long-Term Incentive Compensation

        In light of the amount of equity currently held by the Named Executive Officers and the Company's position in the Internet access industry, the Committee determined that the 2009 Retention Incentive Plan was a more valuable compensation program for the Company than a broad-based long-term equity incentive award for the Named Executive Officers in 2009. However, the Committee determined to grant 60,000 restricted stock units to Mr. Ferguson on July 27, 2009 in connection with his appointment as Chief Financial Officer in recognition of the additional duties and responsibilities that role requires and in order to achieve a level of equity ownership which aligned his interests with our stockholders. In order to give Mr. Ferguson a sufficient equity stake in the Company's long-term success, the Committee determined that restricted stock units were the most appropriate equity award. The restricted stock units granted to Mr. Ferguson will vest one-third on each of July 27, 2010, July 27, 2011 and July 27, 2012.

        The Committee's policy regarding the timing of equity grants provides that generally the Committee will consider a long-term incentive compensation program at the same time each year (February); however, due to the ongoing transition within the business, when designing each year's program the Committee takes into consideration the specific short- and long-term priorities with the intent to implement the appropriate long-term incentive compensation program given the needs of the business and not to commit at this time to a predictable annual grant. The Committee will also consider periodic special grants to all eligible employees and will consider grants of restricted stock units or stock options to a newly-hired or newly-promoted executive officer at regularly scheduled quarterly meetings during a quarterly "trading window" under our insider trading policy. The Committee may permit variance from this policy in its reasonable discretion. Grants made in 2009 were consistent with this policy.

  Benefits and Other Compensation

        In general, we have not historically provided our executives with perquisites. In July 2008, the Committee reviewed and made inquiries of management regarding trends in executive perquisites and the necessity of such perquisites in mature companies in order to enhance retention. The Committee noted that we were not currently providing many of the perquisites offered by similarly sized and similarly situated companies. While the Committee generally determined to maintain its prior position on having limited perquisites, it did determine to provide the Chief Executive Officer and his direct reports financial and tax planning services of up to an aggregate of $10,000 per year per person and annual executive physicals up to $2,000 per year per person. In addition, in 2009 we provided our Named Executive Officers with the same benefit package available to all of our salaried employees. This package includes:

  •
  Health and dental insurance (portion of costs);

  •
  Basic life insurance;

  •
  Long-term disability insurance; and

  •
  Participation in our 401(k) plan, including Company matching.

        Relocation benefits are also reimbursed under a corporate policy when they occur.

        Under our employment agreements with Mr. Huff and Mr. Wetzel, we agreed to compensate Mr. Huff and Mr. Wetzel for temporary living expenses up to $6,000 and $4,000 per month, respectively, for a period of 12 months from their respective dates of hire. In light of our strong operating performance and our continued consideration of strategic options, the Committee has extended our obligation to reimburse these temporary living expenses until December 31, 2010.

  Change in Control and Severance Payments

        Our executive officers are eligible for benefits and payments if employment terminates if there is a change in control or due to position elimination. We believe that we should provide reasonable severance benefits to employees in the event their positions are eliminated. With respect to our Named Executive Officers, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. Such arrangements also should disentangle us from the former executive as soon as practicable.

        We have a Change-In-Control Accelerated Vesting and Severance Plan, or CIC Plan, which provides our Named Executive Officers with change in control protection as described below. We believe that by providing our Named Executive Officers with this change in control protection, we allow our senior management to focus on running our company to maximize long-term stockholder value and mitigate the necessity for management's attention to be diverted toward finding new employment in the event a change in control occurs. We also believe our arrangement facilitates the recruitment of talented executives through the provision of guaranteed protection in the event we are acquired after accepting an employment offer. For these reasons the employment agreements with Mr. Huff and Mr. Wetzel contain change in control protection. The CIC Plan is described in "Potential Payments upon Termination or Change in Control—Change in Control Payments" beginning on page 36 of this Proxy Statement.

        In July 2009, the Committee determined to amend the CIC Plan in order to comply with provisions of Section 409A of the Internal Revenue Code and to clarify the intent that options and RSUs only vest under the plan with a "double trigger," meaning that the there had to be a Change in Control (as defined below) within 18 months prior to the termination or voluntary termination for Good Reason (as defined in the CIC Plan) for vesting to occur.

  Limitations on Deductibility of Compensation

        Under Section 162(m) of the Internal Revenue Code, a portion of annual compensation payable to any of our Chief Executive Officer and three other highest paid executive officers (other than our Chief Executive Officer or Chief Financial Officer) generally would not be deductible by us for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000 for the year. Qualifying performance-based incentive compensation (including performance-based compensation awards under our 2006 Equity and Cash Incentive Plan), however, would be excluded for purposes of determining if the executive's compensation exceeded the $1,000,000 cap. The Committee addresses this issue when considering compensation arrangements for our executive officers. However, the Committee still believes that it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap if deemed necessary to attract and retain qualified executive officers. In this regard certain of the compensation paid to Messrs. Huff and Dotts for 2009 will be non-deductible. In approving this compensation, the Committee considered that the Company has accumulated large net operating loss carryforwards to offset or reduce our future income tax obligations and, therefore, the deduction limitations imposed by Section 162(m) would not impact our financial results at this time.

Leadership and Compensation Committee Report

        The Leadership and Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this Proxy Statement with management and, based on such review and discussion, the Leadership and Compensation Committee recommends that it be included in this Proxy Statement.

                  Submitted by: Leadership and Compensation Committee
                  Susan D. Bowick (Chairperson)
                  Marce Fuller
                  Thomas E. Wheeler
                  M. Wayne Wisehart

        The Leadership and Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Leadership and Compensation Committee Interlocks and Insider Participation

        The Leadership and Compensation Committee currently consists of Ms. Bowick, Ms. Fuller, Mr. Wheeler and Mr. Wisehart. No member of the Leadership and Compensation Committee was an employee of EarthLink during the last fiscal year or an officer of EarthLink in any prior period. There are no Leadership and Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

        Our Board of Directors has adopted a written policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Leadership and Compensation Committee.

        Our Audit Committee Charter provides that the Audit Committee shall approve in advance all transactions between us and any of our affiliates as well as all "related party" transactions required to be disclosed by applicable SEC disclosure rules. For 2009, there were no transactions that were required to be approved by the Audit Committee. In addition, management routinely notifies the Audit Committee of any proposed transaction between us and a company where a member of our Board of Directors serves as an outside director of that company even if this notification is not required by the Audit Committee Charter.

Executive Officer Compensation

Summary Compensation Table

        The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years set forth below to persons who served as our Chief Executive Officer and our Chief Financial Officer in 2009, the three other most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, serving at December 31, 2009; and one other person who served as an executive officer during the year but whose position had been terminated prior to December 31, 2009. Such executive officers collectively are referred to as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total(3) ($)
Rolla P. Huff	2009	$830,769	$1,100,000	(6)	$140,199	$—	$1,661,538	$—	$141,423	(10)	$3,873,929
Chairman, Chief Executive	2008	790,385	197,596	(7)	2,864,000	—	1,351,178	—	79,900	(10)	5,283,059
Officer and President	2007	375,000	477,750	(8)	731,000	4,201,950	—	—	42,000	(10)	5,827,700
Joseph M. Wetzel(4)	2009	$432,000	$415,000	(6)	$47,611	$—	$561,600	$—	$83,620	(11)	$1,539,831
Chief Operating Officer	2008	412,923	51,615	(7)	1,611,000	—	458,833	—	53,288	(11)	2,587,659
Bradley A. Ferguson(4)	2009	$278,846	$100,000	(6)	$470,400	$—	$278,846	$—	$54,526	(12)	$1,182,618
Chief Financial Officer
Samuel R. DeSimone, Jr.(4)	2009	$306,346	$75,000	(6)	$25,973	$—	$306,346	$—	$106,860	(13)	$820,525
General Counsel and	2008	292,885	163,933(7	)(9)	1,002,400	—	250,349	—	6,900	(13)	1,716,467
Secretary
Stacie S. Hagan(4)	2009	$270,000	$130,000	(6)	$22,801	$—	$270,000	$—	$69,024	(14)	$761,825
Chief People Officer
Kevin M. Dotts(5)	2009	$271,404	$281,250	(6)	$39,440	$—	$327,408	$—	$501,445	(15)	$1,420,947
Chief Financial	2008	370,598	540,766(7	)(9)	1,432,000	—	380,129	—	6,900	(15)	2,730,393
Officer	2007	355,346	—		102,900	—	168,628	—	6,750	(15)	633,624
James G. Dole(4)(5)	2009	$230,000	$—		$22,888	$—	$230,000	$—	$358,451	(16)	$841,339
Chief Corporate
Development Officer

(1)
Compensation for stock awards and option awards represents the aggregate grant date fair value of the award, computed based on the number of awards granted and the fair value of the award on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference into this Proxy Statement.

(2)
Non-equity incentive plan compensation for 2009 represents bonuses earned in 2009 under our 2009 Annual Bonus Plan. For 2009, our bonus plan payouts under this plan were 200% of target for the Named Executive Officers. The 2009 Annual Bonus Plan payments were made in cash in February 2010.

Non-equity incentive plan compensation for 2008 represents bonuses earned in 2008 under our 2008 Annual Bonus Plan. For 2008, our bonus plan payouts under this plan were 189% of target for the Named Executive Officers. Approximately 50% of the 2008 Annual Bonus Plan payments were made in cash in February 2009. The remaining 2008 Annual Bonus Plan payments were made in a combination of cash paid in August 2009, and restricted stock units which vested in August 2009.

Non-equity incentive plan compensation for 2007 represents bonuses earned in 2007 under our two 2007 executive officer bonus plans. For 2007, our bonus plan payouts under these plans were 57.3% and 127.4% of target, respectively, for the Named Executive Officers except for Mr. Huff and Mr. Wetzel, who did not participate in our non-equity incentive plan since they joined the Company in mid-year 2007. The 2007 executive officer bonus plan payments were made in cash in February 2008.

(3)
Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our Named Executive Officers for 2009 is as follows: Mr. Huff, 93%; Mr. Wetzel, 91%; Mr. Ferguson, 56%, Mr. DeSimone, 84%, Ms. Hagan 88%, Mr. Dotts, 62% and Mr. Dole, 55%.

Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our Named Executive Officers for 2008 is as follows: Mr. Huff, 44%; Mr. Wetzel, 36%; Mr. DeSimone, 41%; and Mr. Dotts, 77%.

Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for our Named Executive Officers for 2007 is as follows: Mr. Huff, 15%; and Mr. Dotts, 83%.

(4)
Mr. Wetzel and Mr. DeSimone became Named Executive Officers in 2008. Summary compensation information for these Named Executive Officers is only required for 2008 and 2009. Mr. Ferguson, Ms. Hagan and Mr. Dole became Named Executive Officers in 2009. Summary compensation information for these Named Executive Officers is only required for 2009.

(5)
Mr. Dotts' last day of employment with the Company was September 13, 2009. Mr. Dole's last day of employment with the Company was November 6, 2009.

(6)
Includes bonuses earned in 2009 under our 2009 Retention Incentive Plan. In January 2010, we made the following 2009 Retention Incentive Plan payments: Mr. Huff, $1,100,000; Mr. Wetzel, $415,000; Mr. Ferguson, $100,000, Mr. DeSimone, $75,000, Ms. Hagan, $130,000 and Mr. Dotts, $281,250.

(7)
Includes bonuses earned in 2008 under our 2008 Supplemental Bonus Plan. In February 2009, we made the following 2008 Supplemental Bonus Plan payments: Mr. Huff, $197,596; Mr. Wetzel, $51,615; Mr. DeSimone, $43,933; and Mr. Dotts, $40,766.

(8)
Consists of a $375,000 bonus pursuant to Mr. Huff's employment agreement and a supplemental bonus of $102,750 in recognition of EarthLink's achievements since Mr. Huff became our Chief Executive Officer.

(9)
Includes bonuses earned in 2008 under our executive retention agreements entered into in 2007. In June 2008, we made the following retention bonus payments: Mr. DeSimone, $120,000; and Mr. Dotts, $300,000. In January 2009, we paid Mr. Dotts a retention bonus payment of $200,000.

(10)
For 2009, other compensation consists of $72,000 for temporary living expenses, $10,000 of financial planning services, $52,073 for a one-time payment resulting from the termination of our sabbatical and paid time off policies, and $7,350 in matching contributions made to Mr. Huff's account under our 401(k) Plan. For 2008, other compensation consists of $66,000 for temporary living expenses, $7,000 of financial planning services and $6,900 in matching contributions made to Mr. Huff's account under our 401(k) Plan. For 2007, other compensation consists of $36,000 for temporary living expenses and $6,000 in matching contributions made to Mr. Huff's account under our 401(k) Plan.

(11)
For 2009, other compensation consists of $48,000 for temporary living expenses, $6,730 of financial planning services, $21,540 for a one-time payment resulting from the termination of our sabbatical and paid time off policies, and $7,350 in matching contributions made to Mr. Wetzel's account under our 401(k) Plan. For 2008, other compensation consists of $44,000 for temporary living expenses, $3,000 of financial planning services and $6,288 in matching contributions made to Mr. Wetzel's account under our 401(k) Plan.

(12)
Consists of $48,778 for a one-time payment resulting from the termination of our of our sabbatical and paid time off policies, $5,442 in matching contributions made to Mr. Ferguson's account under our 401(k) Plan and $306 in dividend-like payments made on stock awards.

(13)
For 2009, other compensation consists of $93,040 for a one-time payment resulting from the termination of our sabbatical and paid time off policies, $7,115 in matching contributions made to Mr. DeSimone's account under our 401(k) Plan, $6,180 of financial planning services and $525 in dividend-like payments made on stock awards. For 2008, other compensation consists of matching contributions made to Mr. DeSimone's account under our 401(k) Plan.

(14)
Consists of $60,749 for a one-time payment resulting from the termination of our sabbatical and paid time off policies, $7,350 in matching contributions made to Ms. Hagan's account under our 401(k) Plan, $750 of financial planning services and $175 in dividend-like payments made on stock awards.

(15)
For 2009, other compensation consists of $85,288 for a one-time payment resulting from the termination of our sabbatical and paid time off policies, $7,350 in matching contributions made to Mr. Dotts' account under our 401(k) Plan, $5,448 of financial planning services and $25,667 in dividend-like payments made on stock awards. Also included in 2009 is $373,360 for severance and $4,332 for the employer portion of benefit plans as a result of Mr. Dotts' termination of employment on September 13, 2009. For 2008 and 2007, other compensation consists of matching contributions made to Mr. Dotts' account under our 401(k) Plan.

(16)
Consists of $36,000 for temporary living expenses, $17,967 in dividend-like payments made on stock awards, $4,500 of financial planning services, $13,463 for one-time payment resulting from the termination of our sabbatical and paid time off policies, and $7,350 in matching contributions made to Mr. Dole's account under our 401(k) Plan. Also includes $275,000 for severance and $4,171 for the employer portion of benefit plans as a result of Mr. Dole's termination of employment on November 6, 2009.

 Grants of Plan-Based Awards

        The following table presents information regarding grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)($)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)
								All Other Stock Awards: Number of Shares of Stock of Units(#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Rolla P. Huff	N/A	$415,385	$830,769	$1,661,538	—	—	—	—		—	$—	$—
	2/13/2009	—	—	—	—	—	—	20,863	(3)	—	—	6.72
Joseph M. Wetzel	N/A	140,400	280,800	561,600	—	—	—	—		—	—	—
	2/13/2009	—	—	—	—	—	—	7,085	(3)	—	—	6.72
Bradley A. Ferguson	N/A	69,712	139,423	278,846	—	—	—	—		—	—	—
	7/27/2009	—	—	—	—	—	—	60,000	(4)	—	—	7.84
Samuel R. DeSimone, Jr.	N/A	76,587	153,173	306,346	—	—	—	—		—	—	—
	2/13/2009	—	—	—	—	—	—	3,865	(3)	—	—	6.72
Stacie S. Hagan	N/A	67,500	135,000	270,000	—	—	—	—		—	—	—
	2/13/2009	—	—	—	—	—	—	3,393	(3)	—	—	6.72
Kevin M. Dotts	N/A	116,316	232,632	465,264	—	—	—	—		—	—	—
	2/13/2009	—	—	—	—	—	—	5,869	(3)	—	—	6.72
James G. Dole	N/A	67,500	135,000	270,000	—	—	—	—		—	—	—
	2/13/2009	—	—	—	—	—	—	3,406	(3)			6.72

(1)
Estimated future payouts under non-equity incentive plan awards represents bonuses earned under our 2009 Annual Bonus Plan. For 2009, our bonus plan payouts under this plan were 200% of target for the Named Executive Officers. The following amounts were earned in 2009 under the 2009 Annual Bonus Plan: Mr. Huff, $1,661,538; Mr. Wetzel, $561,600; Mr. Ferguson, $278,846; Mr. DeSimone, $306,346; Ms. Hagan, $270,000; Mr. Dotts, $327,408; and Mr. Dole, $230,000.

(2)
The grant date fair value for stock awards was based on the closing price of the underlying shares on the date of grant.

(3)
In February 2009, we granted restricted stock units to our Named Executive Officers for partial payment of the 2008 Annual Bonus Plan. The restricted stock units vested in August 2009.

(4)
In July 2009, we granted 60,000 restricted stock units to Mr. Ferguson. The restricted stock units vest one-third on each of July 27, 2010, July 27, 2011 and July 27, 2012 (as long as Mr. Ferguson is employed by us).

 Outstanding Equity Awards at Fiscal Year-End

        The following table presents information concerning the number and value of unexercised options, restricted stock units and incentive plan awards for the Named Executive Officers outstanding as of the end of the year ended December 31, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Units That Have Not Vested		Value of Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested
Rolla P. Huff	100,000	300,000	(1)	—		7.31	6/25/2017	50,000	(2)	$415,500	400,000	(3)	$3,324,000
Joseph M. Wetzel	84,375	65,625	(4)	—		6.86	8/27/2017	62,500	(5)	519,375	168,750	(3)	1,402,313
Bradley A. Ferguson	3,000	—		—		28.25	1/24/2010	75,519	(6)	627,563	60,000	(3)	498,600
	18,000	—		—		25.13	2/28/2010
	45,000	—		—		10.06	8/29/2010
	20,000	—		—		9.64	1/24/2012
	1	—		—		5.56	12/19/2012
	8,750	—		—		9.01	7/21/2014
	—	—		10,000	(7)	9.51	5/4/2015
	10,000	—		—		10.36	9/12/2015
	1,641	6,562	(8)	—		6.90	10/24/2015
Samuel R. DeSimone, Jr.	39,000	—		—		22.69	3/8/2010	32,083	(9)	266,610	105,000	(3)	872,550
	140,000	—		—		10.06	8/29/2010
	60,000	—		—		9.64	1/24/2012
	20,000	—		—		9.01	7/21/2014
	—	—		50,000	(10)	9.51	5/4/2015
	40,000	—		—		10.36	9/12/2015
	2,813	11,250	(11)	—		6.90	10/24/2016
Stacie S. Hagan	3,000	—		—		7.64	7/24/2013	36,083	(12)	299,850	105,000	(3)	872,550
	9,500	—		—		9.01	7/21/2014
	5,000	—		—		10.59	1/13/2015
	—	—		10,000	(13)	9.51	5/4/2015
	7,000	—		—		10.36	9/12/2015
	11,250	3,750	(14)	—		6.90	10/24/2016
	15,625	9,375	(14)	—		7.64	5/1/2017
Kevin M. Dotts(15)	—	—		—		—	—	—		—	—		—
James G. Dole(15)	—	—		—		—	—	—		—	—		—

(1)
Mr. Huff's unexercisable options will vest on a pro rata monthly basis until June 25, 2011.

(2)
Mr. Huff's restricted stock units vest 25,000 on each of June 25, 2010 and June 25, 2011.

(3)
As a result of the 2008 performance target being achieved, 50% of these restricted stock units vested on February 8, 2010 and 50% will vest on February 8, 2011 (as long as the Named Executive Officer is employed by us).

(4)
Mr. Wetzel's unexercisable options vest 9,375 on each of February 27, 2010, May 27, 2010, August 27, 2010, November 27, 2010, February 27, 2011, May 27, 2011 and August 27, 2011.

(5)
Mr. Wetzel's restricted stock units vest as follows: (a) 12,500 on each of August 27, 2010 and August 27, 2011; and (b) 18,750 on each of February 8, 2010 and February 8, 2011.

(6)
Mr. Ferguson's restricted stock units vest as follows: (a) 2,187 on October 24, 2010; (b) 6,666 on each of February 8, 2010 and February 8, 2011; and (c) 20,000 on each of July 27, 2010, July 27, 2011 and July 27, 2012.

(7)
Mr. Ferguson's unexercised unearned options vest on May 4, 2011.

(8)
Mr. Ferguson's unexercisable options vest 1,641 on each January 24, 2010 and April 24, 2010 and 1,640 on each of July 24, 2010 and October 24, 2010.

(9)
Mr. DeSimone's restricted stock units will vest as follows: (a) 3,750 on October 24, 2010; (b) 2,500 on each of August 27, 2010 and August 27, 2011; and (c) 11,667 on February 8, 2010 and 11,666 on February 8, 2011.

(10)
Mr. DeSimone's unexercised unearned options vest on May 4, 2011.

(11)
Mr. DeSimone's unexercisable options vest as follows: 2,813 on each of January 24, 2010 and April 24, 2010 and 2,812 on each of July 24, 2010 and October 24, 2010.

(12)
Ms. Hagan's restricted stock units will vest as follows: (a) 1,750 on each of May 1, 2010 and May 1, 2011; (b) 4,000 on each of August 27, 2010 and August 27, 2011; (c) 313 on each of January 24, 2010 and April 24, 2010 and 312 on each of July 24, 2010 and October 24, 2010; and (d) 11,667 on February 8, 2010 and 11,666 on February 8, 2011.

(13)
Ms. Hagan's unexercised unearned options vest on May 4, 2011.

(14)
Ms. Hagan's unexercisable options vest as follows: (a) 938 on each of January 24, 2010 and April 24, 2010 and 937 on each of July 24, 2010 and October 24, 2010; and (b) 1,563 on each of February 1, 2010, May 1, 2010 and August 1, 2010 and 1,562 on each of November 1, 2010, February 1, 2011 and May 1, 2011.

(15)
Mr. Dotts' last day of employment with the Company was September 13, 2009 and Mr. Dole's last day of employment with the Company was November 6, 2009. As a result, Mr. Dotts' and Mr. Dole did not have any option awards or stock awards outstanding as of December 31, 2009.

Option Exercises and Stock Vested

        The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for the Named Executive Officers during the year ended December 31, 2009.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Rolla P. Huff	1,100,000	(3)	$1,078,000	70,863	$552,796
Joseph M. Wetzel	—		—	50,835	409,656
Bradley A. Ferguson	25,547	(4)	49,010	16,805	127,279
Samuel R. DeSimone, Jr.	80,937		187,150	26,782	214,013
Stacie S. Hagan	—		—	28,310	223,533
Kevin M. Dotts(5)	181,562		394,259	215,869	1,838,439
James G. Dole(5)	49,999		73,318	155,906	1,300,931

(1)
The value realized on exercise for option awards represents the number of shares acquired on exercise multiplied by the difference between the exercise price and the price of our Common Stock on the exercise date.

(2)
The value realized on vesting for stock awards represents the number of shares acquired on vesting multiplied by the closing price of our Common Stock on the vesting date.

(3)
Mr. Huff exercised 1,100,000 stock options by using existing shares he already owned combined with a "net exercise" procedure and received 88,364 shares of common stock. No shares were sold in the public markets. On exercising these options, Mr. Huff became a stockholder of record with regard to these additional shares of common stock and accordingly is able to receive quarterly dividends on these shares.

(4)
Included in this amount is the "net exercise" of 18,047 stock options. In that net exercise, Mr. Ferguson acquired 3,026 shares of common stock. Mr. Ferguson became a stockholder of record with regard to these additional shares of common stock and accordingly is able to receive quarterly dividends on these shares.

(5)
Included in Mr. Dotts' and Mr. Dole's vesting of restricted stock units during the year ended December 31, 2009, were restricted stock units that vested upon their termination of employment. For Mr. Dotts and Mr. Dole, this consisted of 183,333 and 128,333 restricted stock units, respectively, for a value of $1,582,164 and $1,080,564, respectively.

Employment Agreements with our Chief Executive Officer and Chief Operating Officer

        Chief Executive Officer.    The employment agreement with Mr. Huff (which was amended and restated effective December 31, 2008) commenced on June 25, 2007, has a term of three years, and shall automatically continue from year-to-year thereafter subject to termination of Mr. Huff's employment as set forth in the employment agreement. The employment agreement provides for a minimum annual base salary of $800,000 per year. The employment agreement provides for a target bonus opportunity of 100% of his eligible earnings, which will be paid if the bonus criteria, as set by the Committee, for the applicable annual period, are met. As provided in the employment agreement, Mr. Huff was granted 100,000 restricted stock units in 2007 which vested 50% on the second anniversary of his appointment and will vest 25% on each annual anniversary thereafter, assuming his continued employment; 700,000 stock options which vested on September 30, 2007; 300,000 stock options which vested on December 31, 2008; and 500,000 stock options which vest on a pro rata monthly basis from January 1, 2009 until June 25, 2011, assuming his continued employment. We also agreed to pay reasonable costs and expenses associated with Mr. Huff's move to Atlanta, Georgia, and to compensate Mr. Huff for temporary living expenses up to $6,000 per month for a period of 12 months from his date of hire. We have extended this obligation to reimburse temporary living expenses until December 31, 2010.

        In addition, if Mr. Huff is terminated for any reason other than for "cause" (as defined in the employment agreement), or Mr. Huff terminates his employment for "good reason" (as defined in the employment agreement), Mr. Huff will receive an amount equal to 200% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the termination occurs. This amount would be payable in a lump sum. The employment agreement provides that the Company's no longer being a reporting company with the SEC as a result of a "non-public change in control event" (as defined in the employment agreement) would be deemed to result in a significant diminution of his position, authority, duties or responsibilities with respect to his ability to terminate his employment for "good reason." If Mr. Huff terminates employment on death or a total disability (as defined in the employment agreement), he will receive (i) an amount equal to his base salary in a lump sum and (ii) his target bonus payment for the year in which he dies or is disabled in accordance with the bonus plan.

        The employment agreement restricts Mr. Huff from competing, directly or indirectly, with us or soliciting certain of our employees and officers during the term of the employment agreement and for a period of 18 months following his termination of employment.

        Chief Operating Officer.    The employment agreement with Mr. Wetzel (which was amended and restated effective December 31, 2008) commenced on August 27, 2007, had a term of one year, and now automatically continues from year-to-year thereafter subject to termination of Mr. Wetzel's employment as set forth in the employment agreement. The employment agreement provides for a minimum annual base salary of $416,000 per year. The employment agreement provides for a target bonus opportunity of 65% of his eligible earnings, which will be paid if the bonus criteria, as set by the Committee for the applicable annual period, are met. As provided in the employment agreement, Mr. Wetzel was granted 50,000 restricted stock units in 2007 which vested 50% on the second anniversary of his appointment and will vest 25% on each annual anniversary thereafter, assuming his continued employment; 37,500 stock options which vested on August 27, 2008; and 112,500 stock options which vest on a pro rata quarterly basis from August 27, 2008 until August 27, 2011, assuming his continued employment. We have also agreed to pay reasonable costs and expenses associated with Mr. Wetzel's move to Atlanta, Georgia, and to compensate Mr. Wetzel for temporary living expenses up to $4,000 per month for a period of 12 months from his date of hire. We have extended this obligation to reimburse temporary living expenses until December 31, 2010.

        In addition, if a "change in control event" (as defined in the employment agreement) has not occurred and Mr. Wetzel is terminated for any reason other than for "cause" (as defined in the employment agreement), or Mr. Wetzel terminates his employment for "good reason" (as defined in the employment agreement), Mr. Wetzel will receive an amount equal to 100% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the termination occurs. If a "non-public change in control event" occurs, Mr. Wetzel will receive an amount equal to 150% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the "change in control event" (as defined in the employment agreement) occurs, assuming he is employed at that time. If a "public change in control event" (as defined in the employment agreement) occurs and Mr. Wetzel is subsequently terminated for any reason other than for "cause" or Mr. Wetzel terminates his employment for "good reason," Mr. Wetzel will receive an amount equal to 150% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the termination occurs. These amounts would be payable in a lump sum.

        The employment agreement restricts Mr. Wetzel from competing, directly or indirectly, with us or soliciting certain of our employees and officers during the term of the employment agreement and for a period of 12 months following his termination of employment.

Potential Payments upon Termination or Change in Control

  Change-In-Control Payments

        We have a Change-In-Control Accelerated Vesting and Severance Plan, or CIC Plan, which provides our Named Executive Officers with change in control protection as described below.

        For purposes of the CIC Plan, "Change in Control" generally means a transaction pursuant to which any person acquires more than 50% of the voting power of EarthLink or any merger, reorganization or similar event where the owners of the voting stock of EarthLink before the event do not own voting stock representing at least 50% of the voting power of EarthLink or our successor after the event.

        The CIC Plan creates different benefit categories based on the employee's position with EarthLink. For purposes of the CIC Plan, the "Gold" benefit category includes our Chief Executive Officer and President. The "Silver" benefit category includes our other Named Executive Officers and other executive officers.

        If at any time within 18 months after a Change in Control occurs, (i) the employment of a participating employee is terminated by EarthLink for any reason other than Cause (as defined in the CIC Plan), disability or death or (ii) the participating employee voluntarily terminates his employment for Good Reason (as defined in the CIC Plan), such participating employee is entitled to receive the following benefits. To an employee in the Gold or Silver benefit category, we will (a) make a lump sum payment equal to 150% of the sum of the employee's salary plus bonus target and (b) pay all amounts payable with respect to such employee's elected COBRA coverage (including for spouse and dependents) for one and one-half years from termination.

        As with the compensation benefits, a participating employee's benefit category determines the accelerated vesting benefits to which he or she is entitled. For an employee in the Gold or Silver benefit category, if his or her stock options are assumed or continued after a Change in Control, all outstanding stock options granted on or before the Change in Control will vest and be exercisable in full, if not already fully vested, on termination of the employee's employment for any reason after the Change in Control occurs; however, if his or her stock options are not assumed or continued after the Change in Control, all outstanding stock options will vest and be exercisable in full contemporaneously with the Change in Control, if not already fully vested. For an employee in the Gold or Silver benefit category, if his or her restricted stock units are assumed or continued after a Change in Control, generally all outstanding restricted stock units granted on or before the Change in Control will vest and be earned and payable in full, if not already fully vested, on termination of the employee's employment for any reason after the Change in Control occurs; however, if his or her restricted stock units are not assumed or continued after the Change in Control, generally all outstanding restricted stock units will vest and be earned and payable in full contemporaneously with the Change in Control, if not already fully vested.

        We have the right to amend the CIC Plan from time to time and may terminate it at any time; provided, however, that for the period of time before a Change in Control set forth in the CIC Plan or after a Change in Control in EarthLink occurs, (i) no amendment may be made that diminishes any employee's rights following such Change in Control and (ii) the CIC Plan may not be terminated. In July 2009, the Committee determined to amend the CIC Plan in order to comply with provisions of Section 409A of the Internal Revenue Code and to clarify the intent that options and restricted stock units only vest under the plan with a "double trigger," meaning that the there had to be a Change in Control within 18 months prior to the termination or the voluntary termination for Good Reason for vesting to occur.

        Our employment agreements with our Chief Executive Officer and our Chief Operating Officer also provide for payments under certain circumstances upon a change in control of EarthLink. The agreements provide that these payments and payments under the CIC Plan are not cumulative and that these officers shall be entitled to whichever payments would represent the greater amount. These change in control provisions are described further in "Employment Agreements with our Chief Executive Officer and Chief Operating Officer" on page 35 of this Proxy Statement.

        Based upon a hypothetical Change in Control and subsequent termination date of December 31, 2009, the benefits for Mr. Huff and Mr. Wetzel under their employment agreements and the persons who were our Named Executive Officers under the CIC Plan at such date and who are currently employed by the Company would be as follows:

Name	Base Salary	Bonus(1)	Stock Options(2)	Restricted Stock Units(3)	COBRA Coverage	Total
Rolla P. Huff	$1,600,000	$1,600,000	$400,000	$3,739,500	$26,375	$7,365,875
Joseph M. Wetzel	624,000	405,600	217,500	1,921,688	—	3,168,788
Bradley A. Ferguson	450,000	225,000	11,569	1,126,163	24,103	1,836,835
Samuel R. DeSimone, Jr.	442,500	221,250	19,829	1,139,160	22,752	1,845,491
Stacie S. Hagan	390,000	195,000	39,910	1,172,400	16,881	1,814,191

(1)
The bonus amounts represent the target bonus under the 2009 Annual Bonus Plan.

(2)
The amount of benefit for stock options represents the number of in-the-money options outstanding multiplied by the difference between the exercise price and the closing price per share of our Common Stock on December 31, 2009, or $8.31 per share.

(3)
The amount of benefit for restricted stock units represents the number of outstanding restricted stock units multiplied by the closing price of our Common Stock on December 31, 2009, or $8.31 per share.

  2009 Retention Incentive Plan

        In February 2009, we adopted the 2009 Retention Incentive Plan. All of our Named Executive Officers, other than Mr. Dole, participate in the plan. The 2009 Retention Incentive Plan provides for a designated cash-denominated award value per participant payable over two years in cash, stock or a combination thereof at our discretion until the time of payment and on an individual basis. Under the 2009 Retention Incentive Plan, 50% of the award was earned on December 31, 2009, for those employed on such date, and the second 50% of the award will be earned on December 31, 2010, for those employed on such date. The 2009 Retention Incentive Plan also provides for payout of the outstanding retention award in full, if the executive is terminated other than for Cause, death or disability on or after a Change in Control of the Company (as defined in the 2009 Retention Incentive Plan) or is terminated as the result of a position elimination and a Change in Control of the Company occurs in the same calendar year (even if after the position elimination). In the case of termination as the result of a position elimination without a Change in Control of the Company in that same calendar year, the 2009 Retention Incentive Plan provides for payout of the outstanding retention award on a pro rata basis, based on the number of months of service, with respect to the portion of the award for the year in which the executive is terminated as the result of a position elimination. If the Named Executive Officer voluntarily resigns before the set payment date, the entire award will be forfeited.

        Based upon a hypothetical Change in Control and subsequent termination date of December 31, 2009, the benefits for the persons who were our Named Executive Officers under the 2009 Retention Incentive Plan at such date, which have not been paid subsequent to December 31, 2009, would be as follows:

Name	Retention Incentive Plan Payment
Rolla P. Huff	$1,100,000
Joseph M. Wetzel	415,000
Bradley A. Ferguson	100,000
Samuel R. DeSimone, Jr.	75,000
Stacie S. Hagan	130,000

  Executives' Position Elimination and Severance Plan

        We have an Executives' Position Elimination and Severance Plan that provides severance benefits to employees in the event their positions are eliminated. Eligible Named Executive Officers are entitled to the following severance pay and benefits under our Executives' Position Elimination and Severance Plan: (i) 12 months base salary paid in lump sum, (ii) an amount equal to four months of the employer portion of any premium (and the COBRA administrative fee) for coverage of those employees participating in our medical, dental and vision plans, (iii) 12 months, or up to $6,800, of executive-level outplacement services and (iv) for employees given notice that their positions are being eliminated after the first quarter of any calendar year, the pro-rata bonus, if any, otherwise payable under our executive bonus plans. Payments may be delayed to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

        Based upon a hypothetical termination date of December 31, 2009, the benefits for Mr. Huff and Mr. Wetzel under their employment agreements and the persons who were our Named Executive Officers at such date under the Executives' Position Elimination and Severance Plan would be as follows:

Name	Base Salary	Employer Portion of Benefit Plans	Outplacement Services	Pro-Rata Bonus(1)	Total
Rolla P. Huff	$1,600,000	$26,375	$6,800	$1,600,000	$3,233,175
Joseph M. Wetzel	416,000	—	6,800	270,400	693,200
Bradley A. Ferguson	300,000	5,356	6,800	150,000	462,156
Samuel R. DeSimone, Jr.	295,000	5,056	6,800	147,500	454,356
Stacie S. Hagan	260,000	3,751	6,800	130,000	400,551

(1)
The bonus amounts represent the target bonus under the 2009 Annual Bonus Plan.

        Based upon an actual termination date of September 13, 2009, the benefits for Mr. Dotts under the Executives' Position Elimination and Severance Plan totaled $711,900 and consisted of the following: base salary—$373,360; employer portion of benefit plans—$4,332; outplacement services—$6,800; and pro-rata bonus—$327,408.

        Based upon an actual termination date of November 6, 2009, the benefits for Mr. Dole under the Executives' Position Elimination and Severance Plan totaled $515,971 and consisted of the following: base salary—$275,000; employer portion of benefit plans—$4,171; outplacement services—$6,800; and pro-rata bonus—$230,000.

 AUDIT COMMITTEE

        Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Audit Committee Report

        The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing: (a) the integrity of our financial reports provided by us to any governmental body or the public, (b) our systems of internal auditing and controls, (c) management's evaluation of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, (d) our finance, auditing, accounting, legal, financial reporting and regulatory compliance as established by us, and (e) maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent auditor. The Audit Committee operates under a written charter. During the past year, the Audit Committee has reviewed and revised its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor our financial reporting process and internal control systems, including management's evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  Review and appraise the audit efforts of our independent registered public accounting firm and internal auditors; and

  •
  Provide open channels of communication among our independent registered public accounting firm, financial and senior management, the internal auditors and the Board of Directors.

Composition and Qualifications of Audit Committee

        The Audit Committee presently consists of Mr. Wisehart (Chairperson), Ms. Fuller, Mr. Jones and Mr. Koretz. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board of Directors has determined that Mr. Wisehart is an audit committee financial expert, as defined by SEC regulations. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements of Nasdaq as set forth in the NASD Listing Standards for Nasdaq-listed companies.

Election and Meetings

        The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee serves at the pleasure and discretion of the Board of Directors and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. At the time of each annual election of the Audit Committee members, or at other times in the discretion of the Audit Committee or the Board of Directors, the Audit Committee designates one member of the Audit Committee to be its Chairperson; in the absence of such designation, the Board of Directors designates the Chairperson.

        The Audit Committee meets at least quarterly. The Audit Committee met nine times during 2009. The Audit Committee meets at least annually with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our quarterly financial statements consistent with the provisions of Statement of Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU Sect. 380).

Responsibilities and Duties

        To fulfill its responsibilities and duties, the Audit Committee performed the following during the year ended December 31, 2009:

  Documents/Reports Review

        1.     Reviewed and discussed our annual financial statements, management's report on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

        2.     Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports that contain financial information. Management has represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

        3.     Prepared the Audit Committee Report included in our annual proxy statement.

  Independent Registered Public Accounting Firm

        4.     Recommended to the Board of Directors the selection of Ernst & Young LLP as our independent registered public accounting firm for 2009. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU Sect. 380), regulations promulgated by the SEC and the Public Company Accounting Oversight Board. These discussions included the scope of the independent registered public accounting firm's responsibilities; significant accounting adjustments; any disagreements with management; the quality, not just the acceptability, of accounting principles; reasonableness of significant judgments; and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with Ernst & Young LLP that firm's independence with respect to us.

        5.     Approved all fees and other compensation paid to Ernst & Young LLP. Monitored compliance with pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of Ernst & Young LLP.

        6.     Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal controls and the fullness and accuracy of our financial statements.

  Financial Reporting Process

        7.     Reviewed the integrity of our financial reporting process, both internal and external, in consultation with representatives of the independent registered public accounting firm and our internal financial and accounting personnel.

        8.     Considered any significant judgments made in management's preparation of our financial statements and management's view of each as to the appropriateness of such judgments.

        9.     Considered the independent registered public accounting firm's judgments about the quality and appropriateness of our accounting principles as applied to its financial reporting.

        10.   Reviewed our description of our critical accounting policies in our Annual Report on Form 10-K.

  Internal Controls; Legal Compliance/Risk Management; General

        11.   Approved management's engagement of a third-party consulting firm to support our internal audit function.

        12.   Discussed with management, the internal auditors, the third-party consulting firm and the independent registered public accounting firm the quality and adequacy of our internal controls and internal audit functions, organization, responsibilities, budget and staffing.

        13.   Reviewed, with our internal and outside legal counsel, legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our financial statements.

        14.   Oversaw the receipt of internal complaints with respect to ethical and accounting matters.

        15.   Reviewed and discussed with management, the Leadership and Compensation Committee and the Corporate Governance and Audit Committee our major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

  Section 404 of the Sarbanes-Oxley Act of 2002

        16.   Reviewed the report of management regarding the effectiveness of our internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC, as well as Ernst & Young LLP's Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the effectiveness of internal control over financial reporting. During the year ended December 31, 2009, management updated the documentation and performed testing and evaluation of our internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In this regard, the Audit Committee received periodic updates provided by management, the internal auditors, the third-party consulting firm and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.

        Based on the Audit Committee's discussions with management and Ernst & Young LLP and the Audit Committee's review of the representation of management and report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management's report on internal control over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

                      Submitted by: Audit Committee
                      M. Wayne Wisehart (Chairperson)
                      Marce Fuller
                      Terrell B. Jones
                      David A. Koretz

        The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

 PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, independent registered public accounting firm, to audit and report on our financial statements for the year ending December 31, 2010. We have engaged Ernst & Young LLP as our independent registered public accounting firm since July 2000. We expect that a representative of Ernst & Young LLP will be present at the 2010 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

        In connection with the audit of the 2009 financial statements, we entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

        For the years ended December 31, 2008 and 2009, Ernst & Young LLP billed us the fees set forth below, including expenses, in connection with services rendered by that firm to us.

	Year Ended December 31,
	2008	2009
Audit fees	$1,050,000	$923,808
Audit-related fees	21,000	22,500
Other fees	155,950	76,462

Total	$1,226,950	$1,022,770

        Audit fees include fees for services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in quarterly reports. Audit fees also include fees associated with rendering an opinion on our management report on internal control over financial reporting as of December 31, 2009 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for review of documents filed with the SEC.

        Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to the performance of certain agreed-upon procedures required by one of our technology vendors.

        Other fees include fees associated with performing financial due diligence in connection with potential business transactions in 2008 and performing an assessment of our business continuity program in 2009.

        The Audit Committee of the Board of Directors has considered whether the provision of services described above under "Audit-related fees" and "Other fees" is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that it is compatible.

Audit Committee Pre-Approval Policy

        The Audit Committee's policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for audit services are established on an annual basis, detailed as to the particular service or category of services to be performed and implemented by our financial officers. Pre-approval spending limits for permissible non-audit services are established on a quarterly basis, detailed as to the particular service or category of services to be performed and implemented by our financial officers. Any audit or non-audit service fees that may be incurred by us during a quarter that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee prior to the performance of services. On a quarterly basis, the Audit Committee reviews and itemizes all fees paid to its independent registered public accounting firm in the prior quarter (including fees approved by the Chairperson of the Audit Committee between regularly scheduled meetings and fees approved by our financial officers pursuant to the pre-approval policies described above) and further reviews and itemizes all fees expected to be paid in the upcoming quarter. The Audit Committee may revise its pre-approval spending limits and policies at any time. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the "de minimis" exception established by the SEC for the provision of non-audit services.

        THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

        Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING A POLICY ON INTERNET FREEDOM OF EXPRESSION

        A stockholder has informed us that it intends to present the following proposal at the 2010 Annual Meeting of Stockholders. We are not responsible for the content of the proposal or supporting statement. We will provide our stockholders with the proponent's name and address and the number of shares of Common Stock held by the proponent promptly upon receipt of an oral or written request.

Stockholder Proposal

Adoption of Policy on Internet Freedom of Expression

        The Internet has become a defining infrastructure of our economy and society. Internet Service Providers (ISPs) are gatekeepers to this infrastructure, forging rules that shape, enable and limit Internet use.

        Current and developing Internet technologies provide companies such as ours with powerful tools and exciting business opportunities. But these same technologies have the potential to severely inhibit an open and free Internet; they can be misused, abused or otherwise subject our Company to new risks.

        Operating successfully in this terrain requires a strong and public strategic vision from corporate leadership. Our Company needs a set of principles that will allow it to prosper financially and responsibly address its social responsibilities.

        Content filtering technology demonstrates potential risks. It has been deployed outside the U.S. by governments in Iran and China to suppress legitimate dissent and curb a free and open Internet.

        In the U.S., there are numerous pressures on the Company to use filtering technologies for commercial purposes. For example, copyright owners such as NBC Universal have asked the Federal

Communications Commission (FCC) to require that broadband providers "use readily available means to prevent the use of their broadband networks to transfer pirated content," an opinion shared by others, such as the Motion Picture Association of America.

        However, to make that determination, ISPs must rely on commercial software applications which are inherently flawed. As a result, copyright filters will always be over-inclusive when blocking online content and will inevitably interfere with, and suppress, completely legal forms of speech and expression.

        Filtering Internet content is a significant public policy issue; failure to fully and publicly address this issue poses potential competitive, legal and reputational harm to our Company. Legal liabilities are raised by FCC regulations, the Wiretapping Act and unfair business practice laws. Content filtering could undermine the so-called "safe harbor" provisions granted to ISPs under the Digital Millennium Copyright Act and risk violating the Electronic Communications Privacy Act. The Internet Freedom Preservation Act of 2009 now before Congress could present new challenges.

        Commercial pressures to monetize Internet communications and the technological ability to do so with the same surveillance technologies used in repressive regimes raise challenging questions for the Company.

        Therefore, be it resolved that shareholders request that the board prepare a report for shareholders, by October 2010 at reasonable cost and excluding proprietary and confidential information, on the merits of the board publicly adopting a set of guiding principles for the Company to promote a free and open Internet.

        In developing principles, we urge the Board to consider authoritative statements on human rights or the Internet, including the Internet principles adopted in 2005 by the FCC; the Global Network Initiative principles, and the Universal Declaration of Human Rights.

Board of Directors' Statement in Opposition to Proposal Regarding Adoption of a Policy on Internet Freedom of Expression

        The Board of Directors opposes this proposal and believes the request to prepare a report on our principles to promote a free and open Internet would not be an appropriate use of our resources because it would not be any more informative than the existing policies and practices we already make publicly available. In addition, the proposal asks that the Board of Directors consider a specific set of principles when preparing this report. We believe the adoption of additional guiding principles may prove counter-productive, as they may limit our flexibility and ability to continue to insure that we meet our applicable legal obligations. Accordingly, this proposal is not in our stockholders' best interests.

        We share the proponents' views on the importance of Internet freedom of expression. Indeed, our existing policies and practices are designed to promote freedom of expression and incorporate the principle that we do not intend to censor or otherwise inhibit the free flow of information, except as required by law. Our management invests significant time and resources to ensure that our activities and policies protect an individual's desire for freedom of expression on the Internet, including our work with the U.S. Internet Service Provider Association (USISPA). We are a member of the USISPA, which includes freedom of expression in its founding principles and supports related legislation and regulation. Our internal policies and practices follow the same guidelines established by the USISPA. Our Acceptable Use Policy, which is publicly available through our website at http://www.earthlink.net/about/policies/use.faces, is intended to help enhance the use of the Internet. The Acceptable Use Policy states that we support the free flow of information and ideas over the Internet and do not actively monitor use of our services under normal circumstances, nor do we typically exercise editorial control over the content of any third-party website, electronic mail transmission, news group, or other material created or accessible over or through our services.

        The U.S. government has created a legal framework that sets forth our obligations to respond to requests or demands to limit content. Pursuant to this framework, we may remove any materials that may be illegal, may subject us to liability or which may violate our Acceptable Use Policy. We comply with all applicable laws, including those that protect the privacy of our subscribers as well as those that protect the interests of copyright holders and the legitimate interests of law enforcement. The issues raised by the proponent with respect to activities outside the U.S. are not applicable to our business as we do not conduct foreign operations.

        As evidenced above, we support the ideas of protection of freedom of expression on the Internet and our policies and practices in these areas are public information. We believe this information, together with future updates, addresses the intent of the proponents' proposal but in a manner that is beneficial to our stockholders. The preparation of an additional report as requested by the proponents would waste company resources. We also believe that the principles proposed will limit our options in continuing to insure that we meet applicable legal obligations. We believe that it is not a prudent exercise for our company to create principles given the changing nature of the legal obligations and applicable technology. Instead, the interests of our stockholders will best be served if we continue to focus our efforts on further developing and implementing our policies and practices.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE "AGAINST" THE STOCKHOLDER PROPOSAL REGARDING A POLICY ON INTERNET FREEDOM OF EXPRESSION.

 OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the 2010 Annual Meeting of Stockholders. However, if any other matters are properly brought before the 2010 Annual Meeting of Stockholders, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

        The cost of the solicitation of proxies on behalf of EarthLink will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

        In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, such proposals must be received by us at our executive offices at 1375 Peachtree Street, Atlanta, GA 30309, Attention: Corporate Secretary, on or prior to November 23, 2010.

        Stockholders may bring other business before the annual meeting only in accordance with the provisions of our Amended and Restated Bylaws, which require, among other things, that notice be given to us no later than 90 days prior to the meeting. The 2011 Annual Meeting of Stockholders is scheduled for May 3, 2011. Management may use its discretionary authority to vote against any such proposals. For information regarding the requirement for submitting recommendations for director nominees, see "Corporate Governance Matters—Identifying and Evaluating Nominees" on page 8 of this Proxy Statement.

 ANNUAL REPORT ON FORM 10-K

        We will provide without charge to each stockholder, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements. Requests should be directed to EarthLink, Inc., 1375 Peachtree Street, Atlanta, Georgia 30309, Attention: Vice President—Investor Relations. Our Annual Report on Form 10-K also may be accessed through our website at www.earthlink.net. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained at the SEC's website, www.sec.gov, or by written request to the Vice President—Investor Relations.

BENEFICIAL OWNERS

        Unless we have received contrary instructions, we may send a single copy of our proxy materials to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce our expenses.

        If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

        If your shares are registered in your own name, please contact us at our executive offices at 1375 Peachtree Street, Atlanta, Georgia 30309, Attention: Vice President—Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

                      By order of the Board of Directors,

                      Rolla P. Huff
                       Chairman of the Board, Chief Executive Officer and President

Atlanta, Georgia
March 23, 2010

EARTHLINK, INC. 1375 PEACHTREE STREET, NE ATLANTA, GA 30309	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS. If you would like to reduce the costs incurred by EarthLink, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EarthLink, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EARTH1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EARTHLINK, INC.

		For All	Withhold All	For All Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 LISTED BELOW.		☐	☐	☐
1.	Election of three Class II directors nominated by the Board of Directors for a three-year term
01) Susan D. Bowick 02) Terrell B. Jones 03) David A. Koretz
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors to serve as EarthLink's independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3 LISTED BELOW.		For	Against	Abstain

3.	Stockholder proposal regarding a report on EarthLink's Internet principles.	☐	☐	☐

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

NOTE: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer signing for a corporation or other entity, please give full title under signature.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report/10K are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EARTHLINK, INC.

        The undersigned stockholder(s) of EarthLink, Inc., a Delaware corporation ("EarthLink"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for EarthLink's 2010 Annual Meeting of Stockholders, and hereby appoints Rolla P. Huff and Bradley A. Ferguson, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, May 4, 2010, at EarthLink's offices at 1375 Peachtree Street, NE, Atlanta, GA 30309, or at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSAL 3 AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

QuickLinks

EARTHLINK, INC. 1375 Peachtree Street Atlanta, Georgia 30309 (404) 815-0770
EARTHLINK, INC. 1375 Peachtree Street Atlanta, Georgia 30309 (404) 815-0770
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
EARTHLINK, INC. 1375 Peachtree Street Atlanta, Georgia 30309
PROXY STATEMENT For the Annual Meeting of Stockholders to be held May 4, 2010
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
2009 Annual Bonus Plan Performance Targets and Achievement (in millions)
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
AUDIT COMMITTEE
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 STOCKHOLDER PROPOSAL REGARDING A POLICY ON INTERNET FREEDOM OF EXPRESSION
Adoption of Policy on Internet Freedom of Expression
OTHER MATTERS
SOLICITATION OF PROXIES
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K
BENEFICIAL OWNERS